                                                    This filing is made pursuant
                                                    to Rule 424(b)(5) under
                                                    the Securities Act of
PROSPECTUS SUPPLEMENT                               1933 in connection with
(TO PROSPECTUS DATED APRIL 21, 1999)                Registration No. 333-53055

                          PIMCO ADVISORS HOLDINGS L.P.

                                OFFER TO EXCHANGE

              UP TO 8,429,622 UNITS OF LIMITED PARTNERSHIP INTEREST
                        IN PIMCO ADVISORS HOLDINGS L.P.

        FOR CLASS A UNITS OF PARTNERSHIP INTEREST IN PIMCO ADVISORS L.P.

      -------------------------------------------------------------------

      THIS EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME ON JUNE 14, 1999, UNLESS EXTENDED.

      PIMCO Advisors Holdings L.P., a Delaware limited partnership ("Holdings"), hereby offers, upon the terms and subject to the conditions set forth in this prospectus supplement, the prospectus and the Letter of Transmittal, the form of which is attached hereto as Annex A, to exchange one unit of limited partnership interest in Holdings (a "Holdings Unit") for each Class A unit of partnership interest (an "Advisors Unit") of PIMCO Advisors L.P. ("PIMCO Advisors") up to a maximum of 8,429,622 Holdings Units. As of April 22, 1999, 112,945,367 Advisors Units were outstanding.

      Holdings is a Delaware limited partnership which as its sole business acts as a general partner of PIMCO Advisors and owns in excess of 48 million Advisors Units, a 43% equity interest in PIMCO Advisors. PIMCO Advisors is one of the largest investment management companies in the United States. Holdings owns one Advisors Unit for each Holdings Unit outstanding, as well as a number of Advisors Units allocable to the general partner interest of Holdings. Accordingly, each Holdings Unit represents an indirect economic interest in one Advisors Unit. If you accept this exchange offer, you will receive Holdings Units representing an indirect economic interest in PIMCO Advisors equal to the direct economic interest in PIMCO Advisors represented by the Advisors Units you exchange.

      While Holdings Units and Advisors Units represent the same economic interest in PIMCO Advisors, there are differences between the two securities. In particular, Holdings is subject to a partnership-level tax on its income which decreases the amount of cash available for distributions compared to that of PIMCO Advisors. For the quarter ended March 31, 1999 PIMCO Advisors declared distributions to the holders of Advisors Units of $0.67 per unit. For the quarter ended March 31, 1999, PIMCO Holdings declared distributions to the holders of the Holdings Units of $0.58 per unit. See "Risk Factors--Effects of Holdings-Level Tax on Distributions" in the accompanying prospectus. PIMCO Partners, G.P. ("PGP") is the sole general partner of Holdings and is the controlling general partner of PIMCO Advisors.

      The PIMCO Advisors Partnership Agreement (as defined in the accompanying prospectus) imposes limits on the number of Advisors Units which may be transferred during any calendar year. Because Holdings can only accept Advisors Units that are permitted to be transferred, these transfer restrictions may have the effect of limiting the number of Advisors Units that Holdings may accept in this exchange offer. The Holdings Units are being offered for exchange pursuant to a registration statement of which this prospectus supplement and the accompanying prospectus are a part. Consequently, Holdings is only offering to exchange up to the remaining 8,429,622 Holdings Units which have been registered under the Securities Act of 1933, as amended (the "Securities Act").
See "The Exchange Offer -- Possible Limitations on Participation."

      FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER, SEE "RISK FACTORS," ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

      If you desire to accept this exchange offer, follow the procedures set forth in "The Exchange Offer--Procedures for Tendering."

      Holdings will accept for exchange all validly tendered Advisors Units not withdrawn prior to 11:59 p.m., New York City time, on June 14, 1999, unless the exchange offer is extended by Holdings in its sole discretion (the "Expiration Date"). You may withdraw any tendered Advisors Units at any time prior to the Expiration Date. This exchange offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

      The Holdings Units are listed and principally traded on the New York Stock Exchange. On May 14, 1999, the last trading date before this exchange offer was announced, the closing price per unit for the Holdings Units on the New York Stock Exchange was $29.00. Holdings will not receive any proceeds from the exchange offer. PIMCO Advisors will bear the expenses of the exchange offer. No underwriter is being used in connection with this exchange offer.

                                 --------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
             DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 --------------

      The exchange offer is not being made to, nor will Holdings accept surrenders for exchange from, holders of Advisors Units in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities or blue sky laws of that jurisdiction. In jurisdictions where securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, this exchange offer shall be deemed to be made on behalf of Holdings by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

             The date of this prospectus supplement is May 17, 1999

                                     SUMMARY


      Because this is a summary, it does not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus before you decide whether to accept Holdings' exchange offer.


                                THE PARTNERSHIPS

      Holdings is a Delaware limited partnership which as its sole business acts as a general partner of PIMCO Advisors and owns in excess of 48 million Advisors Units, a 43% equity interest in PIMCO Advisors. PIMCO Advisors is one of the largest investment management companies in the United States, with approximately $248.7 billion under management at March 31, 1999. PIMCO Advisors' business provides high quality fixed income and equity investment management to institutional and retail clients, offering the investment management expertise, performance record and reputations of its investment managers, which include the fixed income oriented Pacific Investment Management Company and the equity oriented Oppenheimer Capital. Holdings owns one Advisors Unit for each Holdings Unit outstanding, as well as a number of Advisors Units allocable to the general partner interest of Holdings. Accordingly, each Holdings Unit represents an indirect economic interest in one Advisors Unit.

                               THE EXCHANGE OFFER

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THE EXCHANGE OFFER........................     Holdings is  offering,  upon the terms and subject to the  conditions  set forth in
                                               this  prospectus  supplement,   the  prospectus  and  the  accompanying  Letter  of
                                               Transmittal,  to exchange one Holdings Unit for each Advisors  Unit.  Holdings will issue the  Holdings  Units on or  promptly  after  the  Expiration  Date.  See "The
                                               Exchange Offer."

EXPIRATION DATE...........................     The  exchange  offer will  expire at 11:59  p.m.,  New York City time,  on June 14,
                                               1999,  unless  extended,  in which case the term  "Expiration  Date" shall mean the latest date and time to which this exchange offer is so extended.

CONDITIONS TO THE EXCHANGE OFFER..........     This exchange offer is subject to certain  customary  conditions that may be waived by  Holdings.  The exchange  offer is not  conditioned  upon any minimum  aggregate
                                               number  of  Advisors  Units  being   tendered  for  exchange.   See  "The  Exchange
                                               Offer--Conditions."

PROCEDURES FOR TENDERING..................     If you own  Advisors  Units  and  wish to  accept  the  exchange  offer,  you  must complete,  sign  and  date  the  Letter  of  Transmittal,  or a  copy  thereof,  in accordance  with the  instructions,  and mail or  otherwise  deliver such Letter of
                                               Transmittal,  together  with  certificates  for such  Advisors  Units and any other required  documentation  to  Holdings,  at the address set forth  herein.  See "The
                                               Exchange Offer -- Procedures for Tendering."

POSSIBLE LIMITATIONS ON PARTICIPATION.....     The PIMCO Advisors  Partnership  Agreement provides that, with certain  exceptions, no  more  than  10% of the  total  number  of  outstanding  Advisors  Units  may be transferred  in one year. If more than 11.2 million  Advisors Units are proposed to be transferred  pursuant to this exchange offer or otherwise in nonexempt transfers from the beginning of this year through the  Expiration  Date,  PIMCO Advisors will permit the proposed  nonexempt  transfers  only up to the aggregate  maximum limit, pro rata among all proposed  transferors.  Holdings can only accept  Advisors Units that  are  permitted  to  be  transferred  under  the  PIMCO  Advisors  Partnership
                                               Agreement.   Accordingly,   the  transfer   restrictions   in  the  PIMCO  Advisors
                                               Partnership  Agreement may have the effect of limiting the number of Advisors Units that Holdings may accept in this exchange offer.  In addition,  this exchange offer is being  made  pursuant  to a  registration  statement  of which  this  prospectus supplement and the accompanying prospectus are a part. Consequently,  Holdings will only accept  tenders of Advisors  Units for exchange up to the  8,429,622  Holdings
                                               Units   remaining   under   the   registration   statement.   See   "The   Exchange
                                               Offer--Possible Limitations on Participation."

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ACCEPTANCE OF THE ADVISORS UNITS
   AND DELIVERY OF THE HOLDINGS UNITS.....     Subject to the  satisfaction  or waiver of the  conditions  to the exchange  offer,
                                               Holdings  will accept for  exchange  any and all  Advisors  Units that are properly tendered in the  exchange  offer prior to the  Expiration  Date and as to which all conditions to transfer  under the PIMCO  Advisors  Partnership  Agreement have been fulfilled.  The  Holdings  Units  issued  pursuant  to the  exchange  offer will be delivered on the earliest  practicable date following the Expiration Date. See "The
                                               Exchange Offer--Terms of the Exchange Offer."

WITHDRAWAL RIGHTS.........................     You may withdraw your tender of Advisors  Units at any time prior to the Expiration
                                               Date. See "The Exchange Offer--Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
   CONSIDERATIONS.........................     For a discussion of certain material federal income tax considerations  relating to
                                               the  exchange  of  the  Holdings  Units  for  the  Advisors  Units,   see  "Certain
                                               United States Federal Tax Considerations" in the accompanying prospectus.

EXCHANGE AGENT............................     Holdings will act as the exchange agent in connection with the exchange offer.

                                  RISK FACTORS

      See the specific matters set forth under "Risk Factors" on page 5 of the accompanying prospectus, for a discussion of certain factors that you should consider in connection with this exchange offer and an investment in the Holdings Units.

                               THE EXCHANGE OFFER



           PURPOSE OF THE EXCHANGE OFFER

      Holdings is making this exchange offer pursuant to the PIMCO Advisors Partnership Agreement in order to provide the holders of Advisors Units with the opportunity to elect a more liquid investment. Advisors Units are subject to restrictions on transfer, and therefore are an illiquid investment. As described in the accompanying prospectus under "Comparison of Securities--Transfers of Limited Partnership Interests; Admission of Limited Partners," Advisors Units generally may only be transferred during specified semiannual periods to a limited group of persons qualified to hold Advisors Units. Holdings Units are traded on the New York Stock Exchange and are therefore expected to provide a more liquid investment than the Advisors Units. While there can be no assurances in this regard, Holdings currently intends to make an offer of exchange to the holders of Advisors Units twice each year, during the periods when Advisors Units may be transferred under the PIMCO Advisors Partnership Agreement. See "Comparison of Securities--Transfers of Limited Partner Interests; Admission of Limited Partners" in the accompanying prospectus.

           RESALE OF THE HOLDINGS UNITS

      By offering the holders of Advisors Units the ability to receive Holdings Units in an offering registered under the Securities Act, it is expected that holders who are not "affiliates" of Holdings within the meaning of Rule 405 under the Securities Act will be allowed to resell the Holdings Units to the public without further registration under the Securities Act and without delivering to the purchasers of the Holdings Units a prospectus that satisfies the requirements of Section 10 of the Securities Act. Holdings Units received in exchange for Advisors Units by persons considered "affiliates" of Holdings will be subject to restrictions under the Securities Act. AFFILIATES WHO DESIRE TO RESELL THE HOLDINGS UNITS RECEIVED IN THE EXCHANGE OFFER PURSUANT TO THE ACCOMPANYING PROSPECTUS MAY DO SO ONLY THROUGH A SUPPLEMENT TO THAT PROSPECTUS, AND MUST CONTACT AND COORDINATE WITH HOLDINGS IN THE PREPARATION OF THAT SUPPLEMENT. Holdings currently intends to cooperate in the preparation of such a supplement if requested.

           TERMS OF THE EXCHANGE OFFER

      Upon the terms and subject to the conditions set forth in this prospectus supplement, the prospectus and the Letter of Transmittal, Holdings will accept any and all Advisors Units validly tendered and not withdrawn prior to the Expiration Date. Holdings will issue one Holdings Unit in exchange for each Advisors Unit surrendered pursuant to the exchange offer. Tenders of Advisors Units are subject to a minimum tender of 500 units.

      As of April 22, 1999, 112,945,367 Advisors Units were outstanding. Only a registered holder of the Advisors Units (or such holder's legal representative or attorney-in-fact) as reflected on the records of PIMCO Advisors may participate in the exchange offer. There will be no fixed record date for determining registered holders of the Advisors Units entitled to participate in the exchange offer.

      As a holder of the Advisors Units, you do not have any appraisal or dissenters' rights under the PIMCO Advisors Partnership Agreement in connection with the exchange offer. Holdings intends to conduct the exchange offer consistent with the applicable provisions of the PIMCO Advisors Partnership Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission thereunder.

      Holdings will act as agent for the tendering holders of Advisors Units for the purposes of receiving the Holdings Units from Holdings.

      If you tender Advisors Units in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Advisors Units pursuant to the exchange offer. PIMCO Advisors will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

           EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The term "Expiration Date" shall mean 11:59 p.m., New York City time on June 14, 1999, unless Holdings, in its sole discretion, extends the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

      In order to extend the exchange offer, Holdings will mail to the registered holders an announcement of the extension which shall include disclosure of the approximate number of Advisors Units tendered to date, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      Holdings reserves the right, in its reasonable discretion, (i) to delay accepting any Advisors Units, (ii) to extend the exchange offer, or (iii) to terminate the exchange offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the Advisors Units. If the exchange offer is amended in a manner determined by Holdings to constitute a material change, Holdings will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Advisors Units, and Holdings will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

           PROCEDURES FOR TENDERING

      Only the person who is the registered holder of Advisors Units may tender those Advisors Units in the exchange offer. To tender in the exchange offer, you must complete, sign and date the Letter of Transmittal, or a copy thereof, and mail or otherwise deliver such Letter of Transmittal or such copy to Holdings at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, certificates for your Advisors Units must be received by Holdings along with the Letter of Transmittal.

      By tendering your Advisors Units and having not withdrawn the tender prior to the Expiration Date, you will have entered an agreement with Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      THE METHOD OF DELIVERY OF ADVISORS UNITS AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO HOLDINGS IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO HOLDINGS BEFORE THE EXPIRATION DATE. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

      If the Letter of Transmittal is signed by a person other than the registered holder of any Advisors Units listed therein, those Advisors Units must be endorsed or accompanied by a properly completed power of attorney, signed by the registered holder as its name appears on those Advisors Units.

      If the Letter of Transmittal or any Advisors Units or transfer powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Holdings, evidence satisfactory to Holdings of their authority to so act must be submitted with the Letter of Transmittal.

      The PIMCO Advisors Partnership Agreement imposes limits on the number of Advisors Units which may be transferred during any calendar year. Because Holdings can only accept Advisors Units that are permitted to be transferred, these transfer restrictions may have the effect of limiting the number of Advisors Units that Holdings may accept in this exchange offer. See "--Possible Limitations on Participation."

      All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Advisors Units will be determined by Holdings in its sole discretion. This determination will be final and binding. Holdings reserves the absolute right to reject any and all Advisors Units not properly tendered or any Advisors Units the acceptance of which would, in the opinion of Holdings' counsel, be unlawful. Holdings also reserves the right to waive any defects, irregularities or conditions of tender as to particular Advisors Units. Holdings' interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Advisors Units must be cured within such time as Holdings shall determine. Although Holdings intends to notify you of defects or irregularities with respect to your tender of Advisors Units, neither Holdings nor any other person shall incur any liability for failure to give such notification. Tenders of Advisors Units will not be deemed to have been made until such defects or irregularities have been cured or waived.

      Holdings currently anticipates making offers of exchange to the holders of Advisors Units twice each year at such times as are permitted under the PIMCO Advisors Partnership Agreement. There can be no assurances, however, that any such subsequent offers will be made. In addition, Holdings may, under the terms of the PIMCO Advisors Partnership Agreement and the Operating Agreement between Holdings and PIMCO Advisors acquire additional Advisors Units from time to time following the Expiration Date in issuances from PIMCO Advisors or from holders of Advisors Units, in privately negotiated transactions or otherwise. While the Operating Agreement between PIMCO Advisors and Holdings contemplates that Holdings will at all times own one Advisors Unit for each Holdings Unit outstanding, there can be no assurances that this policy will be maintained, and the terms of any such purchases or offers could differ from the terms of this exchange offer.

           POSSIBLE LIMITATION ON PARTICIPATION

The PIMCO Advisors Partnership Agreement provides that, except for certain transfers of Advisors Units that are specified as being exempt and transfers of general partner units by a general partner to its affiliates, no Advisors Units may be transferred except during two "Semiannual Transfer Periods" each year. During these periods, Advisors Units may be transferred to persons qualified under the PIMCO Advisors Partnership Agreement to hold Advisors Units. The

       PIMCO Advisors Partnership Agreement generally limits such qualified persons to include a current partner of PIMCO Advisors, a member of the PIMCO Advisors management board, an executive officer of PIMCO Advisors or a managing director of one of PIMCO Advisors' investment management subsidiaries or divisions, and certain entities controlled by such persons, and any person designated as a qualified person by the general partners of PIMCO Advisors.

      The PIMCO Advisors Partnership Agreement provides that if (a) the total number of Advisors Units either tendered pursuant to a registered exchange offer or proposed to be transferred in semiannual transfers during the Semiannual Transfer Period, plus (b) the total number of Advisors Units transferred in semiannual transfers during the preceding Semiannual Transfer Period, if any, in the same year, exceeds 10% of the total number of outstanding Advisors Units, the number of Advisors Units tendered pursuant to the registered exchange offer and proposed to be transferred in semiannual transfers during that Semiannual Transfer Period shall be reduced pro rata such that the 10% limit is not exceeded. For purposes of the 10% test, Advisors Units transferred in exempt transfers are not counted, and such transfers are permitted under the PIMCO Advisors Partnership Agreement even if the 10% limit requires that other proposed transfers be cut back. See "Comparison of Securities--Transfers of Limited Partnership Interests; Admission of Limited Partners" in the accompanying prospectus for a more detailed description of these limitations.

      This exchange offer is made pursuant to a registration statement of which this prospectus supplement and the accompanying prospectus is a part. The registration statement registered 10,000,000 Holdings Units under the Securities Act to be offered from time to time in exchange for Advisors Units. 8,429,622 Holdings Units remain available to be used under the registration statement. As a result, Holdings can only accept a number of Advisors Units in an amount such that the Holding Units offered in exchange will not exceed 8,429,622 units. If the total number of Advisors Units tendered pursuant to this exchange offer would result in more than 8,429,622 Holdings Units being issued in exchange, Holdings will accept Advisors Units tendered on a pro rata basis such that no more than 8,429,622 Holding Units will be issued in exchange.

      Holdings will accept for exchange all Advisors Units properly tendered prior to the Expiration Date. Because Holdings can only accept Advisors Units that are permitted to be transferred under the PIMCO Advisors Partnership Agreement, these transfer restrictions may have the effect of limiting the number of Advisors Units that Holdings may accept in this exchange offer.

           RETURN OF ADVISORS UNITS

      If any tendered Advisors Units are not accepted for any reason set forth in the terms and conditions of this exchange offer or if Advisors Units are withdrawn or are submitted for a greater number of units than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Advisors Units will be returned without expense to the tendering holder thereof as promptly as practicable.

           WITHDRAWAL OF TENDERS

      Except as otherwise provided herein, you may withdraw tenders of Advisors Units at any time prior to 11:59 p.m. on the Expiration Date.

      To withdraw a tender of Advisors Units in the exchange offer, Holdings must receive your written or facsimile transmission notice of withdrawal at its address set forth below prior to the Expiration Date. Your notice of withdrawal must (i) specify the name of the person having deposited the Advisors Units to be withdrawn, (ii) identify the Advisors Units to be withdrawn (including the certificate number or numbers and number of Advisors Units) and (iii) be signed by the same person in the same manner as the original signature on the Letter of Transmittal by which you tendered those Advisors Units. Holdings will determine in its sole discretion all questions as to the validity, form and eligibility (including time of receipt) of such notices, and its determination shall be final and binding on all parties. Any Advisors Units so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Holdings Units will be issued with respect thereto unless the Advisors Units so withdrawn are validly retendered. You may retender Advisors Units that you properly withdrew by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

           CONDITIONS

      Notwithstanding any other term of the exchange offer, Holdings shall not be required to accept for exchange, or exchange the Holdings Units for, any Advisors Units, and may terminate the exchange offer as provided herein before the acceptance of such Advisors Units, if the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Securities and Exchange Commission or, in the sole discretion of Holdings, if it is deemed to be in the best interests of Holdings to terminate the exchange offer.

If Holdings determines in its reasonable discretion that any of these conditions are not satisfied, Holdings may (i) refuse to accept any Advisors Units and return all tendered Advisors Units to the tendering holders, (ii) extend the exchange offer and retain all Advisors Units tendered prior to the expiration of the exchange offer, subject, however, to your rights to withdraw your Advisors Units (see "--Withdrawal of Tenders"), or (iii) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Advisors Units that have not been withdrawn. If that waiver constitutes a material change to the exchange offer, Holdings will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the Advisors Units, and Holdings will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

           EXCHANGE AGENT

      Holdings will act as exchange agent for the exchange offer. If you have any questions or requests for assistance, requests for additional copies of this prospectus supplement, the prospectus or the Letter of Transmittal, contact Holdings as follows:


           By Registered or Certified Mail, Hand Delivery or    By Facsimile:
           Overnight Delivery:

           PIMCO Advisors Holdings L.P.                           (949) 717-7076
           800 Newport Center Drive
           Newport Beach, California 92660                      Confirm by Telephone:
           Attention:  Richard M. Weil, Secretary
                                                                  (949) 717-7022

           FEES AND EXPENSES

      The expenses of soliciting tenders will be borne by PIMCO Advisors. The principal solicitation is being made by mail; however, officers and employees of Holdings and its affiliates may make additional solicitation by telephone or in person.

      Holdings has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.

      The cash expenses to be incurred in connection with the exchange offer will be paid by PIMCO Advisors and are estimated in the aggregate to be approximately $10,000. Such expenses include accounting and legal fees and printing costs, among others. In addition, PIMCO Advisors has paid the expenses in connection with previous exchange offers under the registration statement.

      PIMCO Advisors will pay all transfer taxes, if any, applicable to the exchange of Advisors Units pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Advisors Units pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

           CONSEQUENCE OF FAILURE TO EXCHANGE

      Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

      Advisors Units that are not tendered or are tendered but not accepted will, following consummation of this exchange offer, continue to be subject to the existing transfer restrictions, including the restrictions contained in the PIMCO Advisors Partnership Agreement. As described in the accompanying prospectus under "Comparison of Securities--Transfers of Limited Partnership Interests; Admission of Limited Partners," Advisors Units generally may only be transferred during specified semiannual periods to a small group of persons qualified to hold Advisors Units. While Holdings currently intends to make offers of exchange to the holders of Advisors Units twice each year, during the periods when Advisors Units may be transferred under the PIMCO Advisors Partnership Agreement, there can be no assurances that any future exchange offers will be made. Accordingly, if you fail to participate in the exchange offer, you may have limited opportunities for liquidity in the future. Further, your Advisors Units will continue to be "restricted securities" and PIMCO Advisors has no intention effecting a registration of the Advisors Units under the Securities Act. Accordingly, the Advisors Units may not be offered or sold except in a transaction exempt from the registration requirements of the Securities Act.

           ACCOUNTING TREATMENT

      For accounting purposes, Holdings will recognize no gain or loss as a result of the exchange offer.



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                                                                         ANNEX A

                                     FORM OF

                              LETTER OF TRANSMITTAL

                             TO TENDER FOR EXCHANGE

                    CLASS A UNITS OF PARTNERSHIP INTEREST IN

                               PIMCO ADVISORS L.P.


                  FOR UNITS OF LIMITED PARTNERSHIP INTEREST IN

                          PIMCO ADVISORS HOLDINGS L.P.


               PURSUANT TO THE PROSPECTUS DATED APRIL 21, 1999 AND

                  THE PROSPECTUS SUPPLEMENT DATED MAY 17, 1999


THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 14, 1999 (THE "EXPIRATION DATE"), UNLESS THE EXCHANGE OFFER IS EXTENDED BY HOLDINGS IN ITS SOLE DISCRETION, IN WHICH CASE THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST DATE AND TIME TO WHICH THE EXCHANGE OFFER IS EXTENDED, TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.




By Registered or Certified Mail,                By Facsimile (for Eligible Institutions Only):
  By Hand or Overnight Courier
         or In Person:                                          (949) 717-7076

PIMCO Advisors Holdings L.P.
800 Newport Center Drive                                 Confirm Receipt of Notice of
Newport Beach, California 92660                        Guaranteed Delivery by Telephone:
Attention: Richard M. Weil, Secretary
                                                              (949) 717-7022


        DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH
          ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER
           OTHER THAN THE ONE LISTED ABOVE WILL NOT CONSTITUTE A VALID
             DELIVERY. THE INSTRUCTIONS SET FORTH IN THIS LETTER OF
                TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS
                       LETTER OF TRANSMITTAL IS COMPLETED.

      The undersigned acknowledges receipt of the Prospectus dated April 21, 1999 (the "Prospectus") and the Prospectus Supplement dated May 17, 1999 (the "Prospectus Supplement"), of PIMCO Advisors Holdings L.P., a Delaware limited partnership ("Holdings"), and this Letter of Transmittal (the "Letter of Transmittal"), which together with the Prospectus and Prospectus Supplement constitute Holdings' offer (the "Exchange Offer") to exchange its units of limited partner interest ("Holdings Units") for each Class A unit of partnership interest ("Advisors Units") of PIMCO Advisors L.P. ("PIMCO Advisors"). Recipients of the Prospectus and the Prospectus Supplement should read the requirements described in such Prospectus and Prospectus Supplement with respect to eligibility to participate in and certain volume limitations on the Exchange Offer. Capitalized terms used but not defined herein have the meaning given to them in the Prospectus and the Prospectus Supplement.

      The undersigned hereby tenders the Advisors Units described in the box entitled "Description of Advisors Units" below pursuant to the terms and conditions described in the Prospectus, the Prospectus Supplement and this Letter of Transmittal. The undersigned is the registered owner of all the Advisors Units described below.

      In order to properly complete this Letter of Transmittal, a holder of Advisors Units must (i) complete the box entitled "Description of Advisors Units," (ii) if appropriate, check and complete the boxes relating to Special Issuance Instructions and Special Delivery Instructions, (iii) sign the Letter of Transmittal by completing the box entitled "Sign Here" and (iv) complete the Substitute Form W-9. Each holder of Advisors Units should carefully read the detailed instructions below prior to completing this Letter of Transmittal. In order to properly tender pursuant to the terms and conditions described in the Prospectus, the Prospectus Supplement and this Letter of Transmittal, the tendered Advisors Units must be enclosed with this properly executed Letter of Transmittal.

      Holders of Advisors Units who wish to tender their Advisors Units for exchange must complete columns (1) through (3) in the box below entitled "Description of Advisors Units," complete the boxes entitled Special Issuance Instructions and Special Delivery Instructions, if applicable and sign the box below entitled "Sign Here." If only those columns are completed, such holder of Advisors Units will have tendered for exchange all Advisors Units listed in column (3) below. If the holder of Advisors Units wishes to tender for exchange less than all of such Advisors Units, column (4) must be completed in full. In such case, such holder of Advisors Units should refer to Instruction 4.

                                                DESCRIPTION OF ADVISORS UNITS
---------------------------------------------------------- ----------------------- ------------------------ -----------------------
                       (1)                                          (2)                      (3)                     (4)

                                                               ADVISORS UNIT              AGGREGATE           NUMBER OF ADVISORS
      NAME(S) AND ADDRESS(ES) OF REGISTERED                     CERTIFICATE          NUMBER OF ADVISORS       UNITS TENDERED FOR
    HOLDER(S) OF ADVISORS UNIT(S), EXACTLY AS                    NUMBER(S)                  UNITS                  EXCHANGE
NAME(S) APPEAR(S) ON ADVISORS UNITS CERTIFICATE(S)             (ATTACH SIGNED          REPRESENTED BY              (MINIMUM
            (PLEASE FILL IN, IF BLANK)                       LIST IF NECESSARY)        CERTIFICATE(S)*          OF 500 UNITS)
---------------------------------------------------------- ----------------------- ------------------------ -----------------------

                                                           ----------------------- ------------------------ -----------------------

                                                           ----------------------- ------------------------ -----------------------

                                                           ----------------------- ------------------------ -----------------------

                                                           ----------------------- ------------------------ -----------------------

                                                           ----------------------- ------------------------ -----------------------

                                                           ----------------------- ------------------------ -----------------------

                                                           ----------------------- ------------------------ -----------------------


* Unless indicated in the column "Number of Advisors Units Tendered for Exchange," any tendering holder of Advisors Units will be deemed to have tendered the total number of units represented by the column labeled "Aggregate Number of Advisors Units Represented by Certificate(s)."

TENDERED ADVISORS UNITS MUST BE ENCLOSED HEREWITH.


                          SPECIAL ISSUANCE INSTRUCTIONS
                         (See Instructions 5, 6, and 7)

      To be completed ONLY if the Holdings Units issued in exchange for Advisors Units, certificates for Advisors Units representing an aggregate amount not exchanged for Holdings Units, or Advisors Units (if any) not tendered for exchange, are to be issued in the name of someone other than the undersigned.



Issue to:

Name:
      --------------------------------------------------------------------------
                              (Please print)

Address
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (Include Zip Code)


--------------------------------------------------------------------------------
                   (Tax Identification or Social Security No.)



                          SPECIAL DELIVERY INSTRUCTIONS
                         (See Instructions 5, 6, and 7)

      To be completed ONLY if the Holdings Units issued in exchange for Advisors Units, certificates for Advisors Units representing an aggregate amount not exchanged for Holdings Units, or Advisors Units (if any) not tendered for exchange, are to be mailed or delivered (i) to someone other than the undersigned or (ii) to the undersigned at an address other than the address shown below the undersigned's signature.

Deliver to:

Name:
      --------------------------------------------------------------------------
                              (Please print)

Address
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (Include Zip Code)


--------------------------------------------------------------------------------
                   (Tax Identification or Social Security No.)

                        SIGNATURES MUST BE PROVIDED BELOW
               PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

LADIES AND GENTLEMEN:

      Pursuant to the offer by PIMCO Advisors Holdings L.P., a Delaware limited partnership ("Holdings"), upon the terms and subject to the conditions set forth in the Prospectus dated April 21, 1999 (the "Prospectus"), the Prospectus Supplement dated May 17, 1999 (the "Prospectus Supplement") and this Letter of Transmittal (the "Letter of Transmittal"), which together with the Prospectus and Prospectus Supplement constitute Holdings' offer (the "Exchange Offer") to exchange its units of limited partner interest ("Holdings Units") for each tendered Class A unit of partnership interest ("Advisors Units") of PIMCO Advisors L.P. ("PIMCO Advisors"), the undersigned hereby tenders to Holdings for exchange the Advisors Units indicated above.

      By executing this Letter of Transmittal and subject to and effective upon acceptance for exchange of the Advisors Units tendered for exchange herewith, the undersigned will have irrevocably sold, assigned, transferred and exchanged, to Holdings, all right, title and interest in, to and under all of the Advisors Units tendered for exchange hereby, and hereby will have appointed Holdings as the true and lawful agent and attorney-in-fact of such holder of Advisors Units with respect to such Advisors Units with full power of substitution to (i) receive, present and deliver such Advisors Units for transfer on the books of PIMCO Advisors and (ii) receive all benefits and otherwise exercise all rights and incidents of beneficial ownership with respect to such Advisors Units, all in accordance with the terms of the Exchange Offer. The power of attorney granted in this paragraph shall be deemed to be irrevocable and coupled with an interest.

      The undersigned hereby represents and warrants that (i) the undersigned is the owner; (ii) has a net long position equal to or greater than the Advisors Units tendered hereby; (iii) the undersigned has full power and authority to tender, exchange, assign and transfer the Advisors Units; and (iv) that when such Advisors Units are accepted for exchange by Holdings, Holdings will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and such Advisors Units are not subject to any adverse claims. The undersigned will, upon receipt, execute and deliver any additional documents deemed by Holdings to be necessary or desirable to complete the exchange, assignment and transfer of the Advisors Units tendered for exchange hereby.

      Tenders of Advisors Units for exchange may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders" in the Prospectus Supplement. Any Advisors Units tendered by the undersigned and not accepted for exchange will be returned to the undersigned at the address set forth above unless otherwise indicated in the box above entitled "Special Delivery Instructions" as promptly as practicable after the Expiration Date.

      The undersigned acknowledges that Holdings' acceptance of Advisors Units validly tendered for exchange pursuant to any one of the procedures described in the section of the Prospectus Supplement entitled "The Exchange Offer" and in the instructions hereto will constitute a binding agreement between the undersigned and Holdings upon the terms and subject to the conditions of the Exchange Offer.

      Unless otherwise indicated in the box entitled "Special Issuance Instructions," please return any Advisors Units not tendered for exchange in the name(s) of the undersigned. Similarly, unless otherwise indicated in the box entitled "Special Delivery Instructions," please mail any certificates for Advisors Units not tendered or exchanged (and accompanying documents, as appropriate) to the undersigned at the address shown below the undersigned's signature(s). In the event that both "Special Issuance Instructions" and "Special Delivery Instructions" are completed, please issue the certificates representing the Holdings Units issued in exchange for the Advisors Units accepted for exchange in the name(s) of, and return any Advisors Units not tendered for exchange or not exchanged to, the person(s) so indicated. The undersigned recognizes that Holdings has no obligation pursuant to the "Special Issuance Instructions" and "Special Delivery Instructions" to transfer any Advisors Units from the name of the holder of Advisors Units thereof if Holdings does not accept for exchange any of the Advisors Units so tendered for exchange or if such transfer would not be in compliance with any transfer restrictions applicable to such Advisors Units.

      IN ORDER TO VALIDLY TENDER ADVISORS UNITS FOR EXCHANGE, HOLDERS OF ADVISORS UNITS MUST COMPLETE, EXECUTE AND DELIVER THIS LETTER OF TRANSMITTAL.

Except as stated in the Prospectus and the Prospectus Supplement, all authority herein conferred or agreed to be conferred shall survive the death, incapacity, or dissolution of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as otherwise stated in the Prospectus and the Prospectus Supplement, this tender for exchange of Advisors Units is irrevocable.

                                    SIGN HERE


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           (SIGNATURE(S) OF OWNER(S))

Date: _________________ , 1999

       Must be signed by the registered holder(s) of Advisors Units exactly as name(s) appear(s) on certificate(s) representing the Advisors Units or on a security position listing or by person(s) authorized to become registered Advisors Unit holder(s) by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information. (See Instruction 5).

Name(s):
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 (PLEASE PRINT)

Capacity (full title):
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Address:
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

Area Code and Telephone No. (      )
                                    --------------------------------------------

Tax Identification or Social Security Nos.
                                          --------------------------------------

                       PLEASE COMPLETE SUBSTITUTE FORM W-9

                                  INSTRUCTIONS
         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

      1. DELIVERY OF THIS LETTER OF TRANSMITTAL AND ADVISORS UNITS. Certificates for all physically tendered Advisors Units, as well as a properly completed and duly executed copy of this Letter of Transmittal or facsimile hereof, and any other documents required by this Letter of Transmittal, must be received by Holdings at its address set forth on the cover of this Letter of Transmittal prior to 11:59 p.m., New York City time, on the Expiration Date.

      THE METHOD OF DELIVERY OF ADVISORS UNITS, THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO HOLDINGS IS AT THE ELECTION AND RISK OF THE HOLDER. EXCEPT AS OTHERWISE PROVIDED BELOW, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY HOLDINGS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO HOLDINGS BEFORE THE EXPIRATION DATE. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

      No alternative, conditional or contingent tenders will be accepted. All tendering holders of Advisors Units, by execution of this Letter of Transmittal (or facsimile hereof), waive any right to receive notice of the acceptance of their Advisors Units for exchange.

      2. INADEQUATE SPACE. If the space provided in the box entitled "Description of Advisors Units" above is inadequate, the certificate numbers and number of the Advisors Units being tendered should be listed on a separate signed schedule affixed hereto.

      3. WITHDRAWALS. A tender of Advisors Units may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Expiration Date by delivery of written or facsimile notice of withdrawal to Holdings at the address set forth on the cover of this Letter of Transmittal. To be effective, a notice of withdrawal of Advisors Units must (i) specify the name of the person who tendered the Advisors Units to be withdrawn, (ii) identify the Advisors Units to be withdrawn (including the certificate number or numbers and the number of such Advisors Units), and (iii) be signed by the holder of Advisors Units which were tendered. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Holdings in its sole discretion, whose determination shall be final and binding on all parties. Any Advisors Units so withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer and no Holdings Units will be issued with respect thereto unless the Advisors Units so withdrawn are validly retendered. Properly withdrawn Advisors Units may be retendered by following one of the procedures described in the section of the Prospectus Supplement entitled "The Exchange Offer--Procedures for Tendering" at any time prior to 11:59 p.m., New York City time, on the Expiration Date.

      4. PARTIAL TENDERS. Tenders of Advisors Units will be accepted subject to a minimum tender of 500 units. If a tender for exchange is to be made with respect to less than the total number of Advisors Units held by such holder, fill in the number of Advisors Units which are tendered for exchange in column
(4) of the box entitled "Description of Advisors Units," as more fully described in the footnotes thereto. In case of a partial tender for exchange, a new certificate, in fully registered form, for the remaining number of Advisors Units, will be sent to the holders of Advisors Units unless otherwise indicated in the appropriate box on this Letter of Transmittal as promptly as practicable after the expiration or termination of the Exchange Offer.

      5. SIGNATURES ON THIS LETTER OF TRANSMITTAL, ASSIGNMENT AND ENDORSEMENTS. The signature(s) of the holder of Advisors Units on this Letter of Transmittal must correspond with the name(s) as written on the face of the Advisors Units without alteration, enlargement or any change whatsoever. If tendered Advisors Units are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

           If any tendered Advisors Units are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal and any necessary or required documents as there are different registrations or certificates.

           When this Letter of Transmittal is signed by the holder of the Advisors Units listed and transmitted hereby, no endorsements of Advisors Units or powers of attorney are required. If, however, Advisors Units not tendered or not accepted, are to be issued or returned in the name of a person other than the holder of Advisors Units, then the Advisors Units transmitted hereby must be endorsed or accompanied by a properly completed power of attorney, in a form satisfactory to Holdings, in either case signed exactly as the name(s) of the holder of Advisors Units appear(s) on the Advisors Units.

          If this Letter of Transmittal or Advisors Units or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Holdings, evidence satisfactory to Holdings of their authority to so act must be submitted with this Letter of Transmittal.

           If this Letter of Transmittal is signed by a person other than the registered holder of Advisors Units listed, the Advisors Units must be endorsed or accompanied by a properly completed power of attorney, in either case signed by such registered holder exactly as the name(s) of the registered holder of Advisors Units appear(s) on the certificates.

      6. TRANSFER TAXES. Except as set forth in this Instruction 6, PIMCO Advisors will pay all transfer taxes, if any, applicable to the exchange of Advisors Units pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Advisors Units pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemptions therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

      7. SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS. If the Holdings Units are to be issued, or if any Advisors Units not tendered for exchange are to be issued or sent to someone other than the holder of Advisors Units or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed.

      8. IRREGULARITIES. All questions as to the validity, form, eligibility (including time of receipt), compliance with conditions, acceptance and withdrawal of tendered Advisors Units will be determined by Holdings in its sole discretion, which determination will be final and binding. Holdings reserves the absolute right to reject any and all Advisors Units not properly tendered or any Advisors Units Holdings' acceptance of which would, in the opinion of counsel for Holdings, be unlawful. Holdings also reserves the right to waive any defects, irregularities or conditions of tender as to particular Advisors Units. Holdings' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Advisors Units must be cured with such time as Holdings shall determine. Although Holdings intends to notify holders of defects or irregularities with respect to tenders of Advisors Units, neither Holdings nor any other person shall incur any liability for failure to give such notification. Tenders of Advisors Units will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Advisors Units received by Holdings that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Holdings to the tendering holders, unless otherwise provided in this Letter of Transmittal, as soon as practicable following the Expiration Date.

      9. WAIVER OF CONDITIONS. Holdings reserves the absolute right to waive, amend or modify certain of the specified conditions as described under "The Exchange Offer--Conditions" in the Prospectus Supplement in the case of any Advisors Units tendered (except as otherwise provided in the Prospectus and the Prospectus Supplement).

      10. MUTILATED, LOST, STOLEN OR DESTROYED ADVISORS UNITS. Any tendering Holder whose Advisors Units have been mutilated, lost, stolen or destroyed should contact Holdings at the address listed below for further instructions:

               PIMCO Advisors Holdings L.P.
               800 Newport Center Drive
               Newport Beach, California 92660
               Attention:  Richard M. Weil, Secretary

      11. REQUESTS FOR INFORMATION OR ADDITIONAL COPIES. Requests for information or for additional copies of the Prospectus, the Prospectus Supplement and this Letter of Transmittal may be directed to Holdings at the address or telephone number set forth on the cover of this Letter of Transmittal.

      IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF, IF APPLICABLE) TOGETHER WITH CERTIFICATES REPRESENTING THE TENDERED ADVISORS UNITS AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY HOLDINGS PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

                            IMPORTANT TAX INFORMATION

      Under current federal income tax law, a holder of Advisors Units whose tendered Advisors Units are accepted for exchange may be subject to backup withholding unless the holder provides Holdings (as payor), with either (i) such holder's correct taxpayer identification number ("TIN") on Substitute Form W-9 attached hereto, certifying that the TIN provided on Substitute Form W-9 is correct (or that such holder of Advisors Units is awaiting a TIN) and that (A) the holder of Advisors Units has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report all interest or dividends or (B) the Internal Revenue Service has notified the holder of Advisors Units that he or she is no longer subject to backup withholding; or (ii) an adequate basis for exemption from backup withholding. If such holder of Advisors Units is an individual, the TIN is such holder's social security number. If Holdings is not provided with the correct taxpayer identification number, the holder of Advisors Units may be subject to certain penalties imposed by the Internal Revenue Service.

      Certain holders of Advisors Units (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Exempt holders of Advisors Units should indicate their exempt status on Substitute Form W-9. A foreign individual may qualify as an exempt recipient by submitting to Holdings a properly completed Internal Revenue Service Form W-8 (which Holdings will provide upon request) signed under penalty of perjury, attesting to the holder's exempt status. See the enclosed Guidelines of Certification of Taxpayer Identification Number on Substitute Form W-9 (the "Guidelines") for additional instructions.

      If backup withholding applies, Holdings is required to withhold 31% of any payment made to the holder of Advisors Units or other Payee. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

      The holder of Advisors Units is required to give Holdings the TIN (e.g., social security number or employer identification number) of the record owner of the Advisors Units. If the Advisors Units are held in more than one name or are not held in the name of the actual owner, consult the enclosed Guidelines for additional guidance regarding which number to report.

                                  PAYER'S NAME:

----------------------------------- --------------------------------- ---------------------------------
         SUBSTITUTE                 PART 1--PLEASE  PROVIDE YOUR TIN  Social Security Number   OR
                                    IN THE BOX AT RIGHT AND  CERTIFY
          FORM W-9                  BY SIGNING AND DATING BELOW        Employer Identification Number
 Department of the Treasury
  Internal Revenue Service
                                    --------------------------------- ---------------------------------
Payer's Request for Taxpayer        PART 2--CERTIFICATION--Under Penalties of Perjury, I certify that:

 Identification Number (TIN)        (1)  The  number  shown  on  this  form  is  my  current  taxpayer identification  number  (or I am  waiting  for a number to be issued to me) and

                                    (2)  I am not subject to backup  withholding either because I have not  been  notified  by the  Internal  Revenue  Service  (the
                                         "IRS")  that I am subject to backup  withholding  as a result of a failure to report all interest or dividends,  or the IRS has  notified  me  that  I am no  longer  subject  to  backup withholding.

                                    -------------------------------------------------------------------
                                    PART 3--AWAITING TIN [ ]
----------------------------------- -------------------------------------------------------------------

CERTIFICATION INSTRUCTIONS--You must cross out item (2) in Part 2 above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you are subject to backup withholding you receive another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item(2).

Signature____________________________________________  Date__________________

Name
    _________________________________________________________________________

Address______________________________________________________________________

City ____________________________ State _______________ Zip Code ____________



      NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENT MADE TO YOU PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.



               YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU
                 CHECK THE BOX IN PART 3 OF SUBSTITUTE FORM W-9



                   PAYOR'S NAME: PIMCO ADVISORS HOLDINGS L.P.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver such an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide such number.

----------------------------------------------------   -------------------------
SIGNATURE                                                       DATE

                                   PROSPECTUS
                          PIMCO ADVISORS HOLDINGS L.P.
                10,000,000 UNITS OF LIMITED PARTNERSHIP INTEREST

      This prospectus covers the offer and sale of up to 10,000,000 units of limited partner interest ("Holdings Units") of PIMCO Advisors Holdings L.P., a Delaware limited partnership ("Holdings"), that may be offered and issued by Holdings from time to time in connection with exchange offers made by Holdings for Class A units of partnership interest ("Advisors Units") of PIMCO Advisors L.P. ("PIMCO Advisors") in accordance with Rule 415(a)(1)(viii) under the Securities Act of 1933, as amended (the "Securities Act"), or as otherwise permitted under the Securities Act. This prospectus, as amended or supplemented, if necessary, also relates to certain Holdings Units that may be resold or reoffered by persons who acquired such units pursuant to this prospectus.

      Holdings is a Delaware limited partnership which as its sole business acts as a general partner of PIMCO Advisors and owns in excess of 48 million Advisors Units, an approximate 44% equity interest in PIMCO Advisors. PIMCO Advisors is one of the largest investment management companies in the United States. Holdings owns one Advisors Unit for each Holdings Unit outstanding, as well as a number of Advisors Units allocable to the general partner interest of Holdings. Accordingly, each Holdings Unit represents an indirect economic interest in one Advisors Unit. Holdings will make offers under this prospectus to exchange one Holdings Unit for each Advisors Unit tendered.

      Holdings anticipates making the exchange offers during the semiannual periods, each comprising twenty business days, during which the PIMCO Advisors Partnership Agreement (as hereafter defined) generally permits Advisors Units to be transferred. At the time of each exchange offer, Holdings will by supplement to this prospectus provide detailed information regarding the terms of the offer, including the dates of commencement and expiration of the offer, the number of Advisors Units being tendered for, the procedures for tendering Advisors Units, any conditions to the offer, any ability of Holdings to modify or extend the offer, the identity of any exchange agent for the offer and the estimated fees and expenses of the offer.

      Holdings intends to offer one Holdings Unit for each Advisors Unit properly tendered in an exchange offer up to a maximum of 10,000,000 Holdings Units. If in any exchange offer, Advisors Units have been tendered and not properly withdrawn prior to the expiration date of that exchange offer in an amount such that the total number Holdings Units to be issued in that exchange offer, together with any prior exchange offers hereunder, exceeds the number of Holdings Units offered hereby, subject to the terms and conditions of the exchange offer, Holdings will accept the tendered Advisors Units on a pro rata basis.

      FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER, SEE "RISK FACTORS," ON PAGE 5.

      The Holdings Units are listed and principally traded on the New York Stock Exchange under the symbol "PA." On April 16, 1999, the last reported sale price per unit for the Holdings Units on the New York Stock Exchange was $29.9375. The Holdings Units covered by this prospectus have been approved for listing, subject to notice of issuance, on the New York Stock Exchange. No underwriter will be used in connection with the exchange offers.

                                ----------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

      The exchange offers will not be made to, nor will Holdings accept surrenders for exchange from, holders of Advisors Units in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities or blue sky laws of that jurisdiction. In jurisdictions where securities, blue sky or other laws require the exchange offers to be made by a licensed broker or dealer, the exchange offers shall be deemed to be made on behalf of Holdings by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                  The date of this prospectus is April 21, 1999

                AVAILABLE INFORMATION/INCORPORATION BY REFERENCE

      Holdings files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings for Holdings are also available to the public from the SEC's Website at "http://www.sec.gov."

      The SEC allows Holdings to "incorporate by reference" the information it files with them, which means that Holdings can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Holdings files later with the SEC will automatically update and supersede this information.

      Holdings incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"): Holdings' Annual Report on Form 10-K for the year December 31, 1998; the initial description of the Holdings Units contained in Holdings' Registration Statement on Form 8-A filed with the SEC on June 24, 1987, including any amendment or report filed for the purpose of updating such description; and Holdings' Registration Statement on Form S-1 (No. 333-39585).

      You may request a copy of these filings, at no cost, by writing or telephoning Holdings at the following address:

            PIMCO Advisors Holdings L.P.
            800 Newport Center Drive
            Newport Beach, California 92660
            Attention: Secretary
            Telephone number: (949) 717-7022

      This prospectus is part of a registration statement Holdings filed with the SEC. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

      You should rely only on the information or representations provided in this prospectus. Holdings has authorized no one to provide you with different information.

      Holdings is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

      Certain information in this prospectus constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the performance of financial markets, the investment performance of PIMCO Advisors' sponsored investment products and separately managed accounts, general economic conditions and future government regulations, including changes in tax laws. Holdings cautions you to carefully consider such factors.

                                THE PARTNERSHIPS

      Holdings is a Delaware limited partnership which as its sole business acts as a general partner of PIMCO Advisors and owns in excess of 48 million Advisors Units, an approximate 44% equity interest in PIMCO Advisors. Holdings owns one Advisors Unit for each Holdings Unit outstanding, as well as a number of general partner Advisors Units. Accordingly, each Holdings Unit represents an indirect economic interest in one Advisors Unit.

      PIMCO Advisors is one of the largest investment management companies in the United States, with approximately $244.2 billion under management at December 31, 1998. PIMCO Advisors' business provides high quality fixed income and equity investment management to institutional and retail clients, offering the investment management expertise, performance record and reputations of its institutional investment managers, which include the fixed income oriented Pacific Investment Management Company ("Pacific Investment Management") and the equity oriented Oppenheimer Capital.

      PIMCO Advisors' business focuses on:

      Institutional Fixed Income. PIMCO Advisors provides fixed income investment management to large and medium-sized foreign and domestic corporate and public clients including 81 of the 200 largest U.S. pension funds. Fixed income management is led by Pacific Investment Management, which offers impressive long-term performance records across a diverse range of product offerings such as total return, international and other duration and sector specific strategies.

      Institutional Equity. PIMCO Advisors provides equity investment management to institutional clients offering the investment management expertise of seven equity management groups, including the highly regarded Oppenheimer Capital. PIMCO Advisors offers investors an enhanced index based strategy and a variety of management styles, including value, growth, modified growth, quantitative and international.

      Institutional clients invest through separate accounts and pooled vehicles such as the institutional share classes of the PIMCO Funds, PIMCO Advisors' family of 51 proprietary mutual funds. PIMCO Advisors offers its investment management services to institutional clients through client service representatives at its investment managers.

      Retail Distribution. PIMCO Advisors offers the investment expertise of its institutional investment managers to retail investors through the retail share classes of the PIMCO Funds. They are distributed primarily through broker-dealers including PIMCO Funds Distributors LLC, a wholly-owned broker-dealer which distributes and markets shares of the retail mutual funds of PIMCO Advisors. In addition, PIMCO Advisors offers retail investors wrap fee accounts, variable annuity products, 401(k) programs and various investment products through sponsored trust companies. PIMCO Advisors' various investment management groups, including Pacific Investment Management and Oppenheimer Capital, also provide investment management for a number of third-party sponsored retail products.

      PIMCO Advisors' strategy is to increase the amount and diversification of its assets under management through:

      - growth in the institutional market by providing high levels of client service and entering new markets,

      - growth in the retail market by building brand awareness and direct marketing of the PIMCO Funds through its broker-dealer network and the penetration of additional distribution channels, and

      -     new product offerings to institutions and retail investors.

      The revenues of PIMCO Advisors consist principally of management fees based on the value of assets under management and, in some cases, the performance of the advisor. The following table sets forth the growth and composition of PIMCO Advisors' assets under management over the last three years (as adjusted to include the assets under management of Oppenheimer Capital):

                                                          ASSETS UNDER MANAGEMENT
                                                             (IN BILLIONS)
                                          ----------------------------------------------------
                                                            AS OF DECEMBER 31                           COMPOUND
                                          ----------------------------------------------------
                                           1998            1997           1996           1995      ANNUAL GROWTH RATE
                                          -------        -------        -------        -------     -------------------

SOURCE
  Institutional Separate Accounts
     Fixed Income                         $ 106.6        $  83.0        $  63.4        $  55.4        24.38 %
     Equity                                  50.8           51.1           44.1           38.0        10.16 %
  Retail Products and Mutual
     Funds                                   86.8           65.4           50.7           39.0        30.56 %
                                          -------        -------        -------        -------
       TOTAL                              $ 244.2        $ 199.5        $ 158.2        $ 132.4        22.64 %
                                          =======        =======        =======        =======
ASSET MIX
  Fixed Income                            $ 148.9        $ 112.3        $  86.3        $  74.7        25.85 %
  Equity                                     92.0           84.4           69.0           54.9        18.78 %
  Money Market                                3.3            2.8            2.9            2.8         5.63 %
                                          -------        -------        -------        -------
       TOTAL                              $ 244.2        $ 199.5        $ 158.2        $ 132.4        22.64 %
                                          =======        =======        =======        =======

      The principal offices of Holdings and PIMCO Advisors are located at 800 Newport Center Drive, Newport Beach, California. The partnerships' telephone number is (949) 717-7022.



                               THE EXCHANGE OFFERS

      Holdings intends to make semiannual exchange offers in order to provide you, as a holder of Advisors Units, with the opportunity to exchange your Advisors Units for Holdings Units, although no assurance can be made that such exchange offers will actually occur. Advisors Units are subject to restrictions on transfer, and therefore are an illiquid investment. As described below, Advisors Units generally may only be transferred during specified semiannual periods or to a small group of persons qualified to hold Advisors Units. Holdings Units are traded on the New York Stock Exchange and are therefore expected to provide a more liquid investment than the Advisors Units.

      Holdings is a Delaware limited partnership which owns one Advisors Unit for each Holdings Unit outstanding, as well as a number of Advisors Units allocable to the general partner interest of Holdings. Each Holdings Unit represents an indirect economic interest in one Advisors Unit. Exchange offers under this prospectus will offer to exchange one Holdings Unit for each Advisors Unit tendered.

      The PIMCO Advisors Amended and Restated Agreement of Limited Partnership (the "PIMCO Advisors Partnership Agreement") provides for two "Semiannual Exchange Periods" each year during which, subject to certain conditions, Holdings may make registered exchange offers for Advisors Units, pursuant to which the holders of Advisors Units may exchange their units for Holdings Units. The first Semiannual Exchange Period of a year, if any, begins following the issuance of the year end financial statements but no earlier than March 15 and ends no later than July 31 of such year, and the second Semiannual Exchange Period, if any, begins following the issuance of the financial statements for the first six months of such year but no earlier than August 15 and ends no later than December 31 of such year. A Semiannual Exchange Period lasts twenty business days or a greater number of days if required by the Exchange Act. The PIMCO Advisors Partnership Agreement provides that, except for certain transfers of Advisors Units that are specified as being exempt, no Advisors Units may be transferred except during two "Semiannual Transfer Periods" each year. During the Semiannual Transfer Periods, subject to certain notice provisions, Advisors Units may be transferred to other persons qualified under the PIMCO Advisors Partnership Agreement to hold Advisors Units. A Semiannual Transfer Period is the last five of the ten business days immediately following the end of the Semiannual Exchange Period.

      At the time of each exchange offer, Holdings will by supplement to this prospectus provide detailed information regarding the terms of the offer, including the dates of commencement and expiration of the offer, the number of Advisors Units being tendered for, the procedures for tendering Advisors Units and withdrawing those tenders if so desired, any conditions to the offer, any ability of Holdings to modify or extend the offer, the identity of any exchange agent for the offer and the estimated fees and expenses of the offer. There can be no assurances, however, that any such offers will be made. In addition to the exchange offers, Holdings may acquire additional Advisors Units from time to time, in issuances from PIMCO Advisors or from holders of Advisors Units, in privately negotiated transactions or otherwise. There can be no assurances that these purchases would be on the same terms as the exchange offers.

      Holdings intends to offer one Holdings Unit for each Advisors Unit properly tendered in an exchange offer up to a maximum of 10,000,000 Holdings Units. If in any exchange offer hereunder, Advisors Units have been tendered and not properly withdrawn prior to the expiration date of that exchange offer in an amount such that the total number of Holdings Units to be issued in that exchange offer, together with any prior exchange offers hereunder, exceeds the number of Holdings Units offered hereby, subject to the terms and conditions of the exchange offer, Holdings will accept the tendered Advisors Units on a pro rata basis.

      You, as a holder of Advisors Units, will not have any appraisal or dissenters' rights under the PIMCO Advisors Partnership Agreement in connection with the exchange offers. Holdings intends to conduct the exchange offers consistent with the applicable provisions of the PIMCO Advisors Partnership Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

      The PIMCO Advisors Partnership Agreement provides that if (a) the total number of Advisors Units either tendered pursuant to a registered exchange offer or proposed to be transferred in semiannual transfers during the Semiannual Transfer Period, plus (b) the total number of Advisors Units transferred in semiannual transfers during the preceding Semiannual Transfer Period, if any, in the same year, exceeds 10% of the total number of outstanding Advisors Units, the number of Advisors Units tendered pursuant to the registered exchange offer and proposed to be transferred in semiannual transfers during that Semiannual Transfer Period shall be reduced pro rata such that the 10% limit is not exceeded. For purposes of this 10% test, Advisors Units transferred in exempt transfers are not counted, and such transfers are permitted under the PIMCO Advisors Partnership Agreement even if the 10% limit requires that other proposed transfers be cut back.

      Because Holdings may only accept Advisors Units that are permitted to be transferred under the PIMCO Advisors Partnership Agreement, these transfer restrictions may have the effect of limiting the number of Advisors Units that Holdings may accept in any exchange offer. See "Comparison of Securities -- Transfers of Limited Partnership Interests; Admission of Limited Partners" for a more detailed description of these limitations. For accounting purposes, Holdings will recognize no gain or loss as a result of the exchange offers.

                                  RISK FACTORS

EFFECTS OF HOLDINGS - LEVEL TAX ON DISTRIBUTIONS

      Effective January 1, 1998, Holdings became subject to a 3.5% federal tax on its gross revenue derived from active businesses. The tax is imposed on Holdings because its units are publicly traded. Holdings may also become subject to additional state taxes. PIMCO Advisors' units are not publicly traded and it is not subject to these taxes. These taxes reduce the amount of cash available for distribution to the holders of Holdings Units compared to that available to be paid out by PIMCO Advisors. Accordingly, if you exchange your Advisors Units for Holdings Units, your per-unit distribution is expected to decrease. Because each Holdings Unit represents an indirect economic interest in one Advisors Unit and PIMCO Advisors pays all of Holdings' operating expenses other than taxes, the difference in distributions between PIMCO Advisors and Holdings is generally equal to the per-unit amount of the tax, and any accruals or reserves.

CERTAIN DIFFERENCES BETWEEN ADVISORS UNITS AND HOLDINGS UNITS

      If you tender your Advisors Units pursuant to an exchange offer, you will receive Holdings Units. Although a Holdings Unit and an Advisors Unit represent the same economic interest in PIMCO Advisors, there are differences between the securities. In particular, Holdings is subject to a partnership-level tax on its gross revenue derived from active businesses. Prior to tendering your Advisors Units pursuant to an exchange offer, you should carefully review the section of this prospectus entitled "Comparison of Securities" which discusses the differences between an Advisors Unit and a Holdings Unit.

      Currently, each Holdings Unit represents an indirect investment in a single Advisors Unit. Holdings and PIMCO Advisors are party to an operating agreement which provides that Holdings will maintain one Advisors Unit held by Holdings or one of its affiliates for each Holdings Unit outstanding. PIMCO Partners, G.P. ("PGP"), as the sole general partner of Holdings and the controlling general partner of PIMCO Advisors, has the ability to modify the terms of this operating agreement. There can be no assurance that Holdings will be able to maintain the ratio of one Advisors Unit held by Holdings or an affiliate to one Holdings Unit outstanding, or that the operating agreement will remain in effect. The failure of Holdings to maintain this one to one ratio would dilute your indirect investment in PIMCO Advisors represented by a Holdings Unit.

      The tax effects of holding a Holdings Unit may vary from that of holding an Advisors Unit. Prior to tendering your Advisors Units pursuant to an exchange offer, you are urged to consult your own tax advisor and to carefully review the section of this prospectus entitled "Certain United States Federal Tax Considerations."

FAILURE TO EXCHANGE ADVISORS UNITS

      Holdings will issue Holdings Units in exchange for your Advisors Units only after timely receipt by Holdings or an exchange agent, if an exchange agent is used, of your Advisors Units, a properly completed and duly executed letter of transmittal in the form specified in a supplement to this prospectus and all other required documentation. Therefore, if you desire to tender your Advisors Units for Holdings Units, you should allow sufficient time to ensure timely delivery. Neither Holdings nor any exchange agent is under any duty to give you any notification of defects or irregularities with respect to tenders of your Advisors Units for exchange.

      Advisors Units that are not tendered or are tendered but not accepted will, following consummation of this exchange offer, continue to be subject to the existing transfer restrictions, including the restrictions contained in the PIMCO Advisors Partnership Agreement. As described in the section of this prospectus entitled "Comparison of Securities -- Transfers of Limited Partnership Interests; Admission of Limited Partners," Advisors Units generally may only be transferred during the specified Semiannual Transfer Periods to a small group of persons qualified to hold Advisors Units. While Holdings currently intends to make offers of exchange to the holders of Advisors Units twice each year, during Semiannual Exchange Periods in accordance with the PIMCO Advisors Partnership Agreement, there can be no assurances that any future exchange offers will be made. Accordingly, if you fail to participate in the exchange offer, you may have limited opportunities for liquidity in the future.

                                 USE OF PROCEEDS

      Holdings will not receive any proceeds from the exchange offers. The Advisors Units received by Holdings in the exchange offers will, under the terms of the PIMCO Advisors Partnership Agreement, convert into an equal number of units of general partner interest in PIMCO Advisors, and will ratably increase Holdings' percentage interest in PIMCO Advisors.



                       SELECTED HISTORICAL FINANCIAL DATA

      Holdings is a Delaware limited partnership which as its sole business acts as a general partner of PIMCO Advisors and owns an approximate 44% equity interest in PIMCO Advisors. The historical financial statements of Holdings and PIMCO Advisors are included in Holdings' Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference.



                            PRO FORMA FINANCIAL DATA

      As Holdings' sole business it acts as a general partner of PIMCO Advisors and owns an approximate 44% equity interest in PIMCO Advisors. The historical financial statements of Holdings and PIMCO Advisors are included in Holdings' Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. Per unit financial performance of Holdings is substantially identical to that of PIMCO Advisors, with the exception that Holdings is subject to the tax on its gross income described in "Certain United States Federal Income Tax Considerations -- Tax Classification of Holdings." As Advisors Units are exchanged for Holdings Units, Holdings' general partner interest in PIMCO Advisors grows proportionately. If all 10,000,000 Holdings Units covered by this Prospectus were exchanged for Advisors Units, Holdings' interest in PIMCO Advisors would increase by approximately 7.5%, resulting in equal percentage increases in Holdings' share of revenues, expenses and net income. Holdings' per unit financial performance would, however, remain unchanged.



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Management's discussion and analysis of the business conducted by each of Holdings and PIMCO Advisors is included in Holdings' Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference.

                            COMPARISON OF SECURITIES

      The following discussion is a summary of the material differences between the PIMCO Advisors Partnership Agreement and the Holdings Amended and Restated Agreement of Limited Partnership of Holdings (the "Holdings Partnership Agreement"). These agreements set forth the rights of the holders of the Advisors Units and the Holdings Units. The following discussion is qualified in its entirety by reference to the complete text of the PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement.

ORGANIZATION AND TERM

      Both PIMCO Advisors and Holdings are Delaware limited partnerships organized under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). The PIMCO Advisors Partnership Agreement provides for PIMCO Advisors to continue in existence until December 31, 2086, unless earlier dissolved in accordance with the PIMCO Advisors Partnership Agreement. The Holdings Partnership Agreement provides for Holdings to continue in existence until December 31, 2061, unless earlier dissolved in accordance with the Holdings Partnership Agreement or the Delaware Act.

BUSINESS PURPOSES

      The PIMCO Advisors Partnership Agreement provides that PIMCO Advisors' purpose is (i) to carry on an investment management and advisory business and
(ii) to carry on any other business which limited partnerships may carry on under the Delaware Act. The Holdings Partnership Agreement provides that Holdings' purpose is (i) to acquire and hold Advisors Units, act as a general partner of PIMCO Advisors, and carry on through PIMCO Advisors an investment management and investment advisory business and (ii) to carry on any other business which limited partnerships may carry on under the Delaware Act.

CAPITAL ACCOUNTS

      The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide for the maintenance of capital accounts for all partners.

GENERAL PARTNER INTERESTS

PIMCO Advisors

      The PIMCO Advisors Partnership Agreement provides for limited partner units and general partner units. Only general partners may hold general partner units. Class A general partner units and Class A limited partner units represent equivalent economic rights. Upon transfer to a limited partner, general partner units convert to limited partner units of the same class.

Holdings

      The Holdings Partnership Agreement provides for two classes of units, limited partner units and general partner units. The general partner currently holds 5,099 general partner units. Because general partner units and limited partner units carry equivalent economic rights, a general partner may convert its general partner units into limited partner units and vice-versa, so long as the outstanding general partner units continue to represent at least a .01% interest in the partnership.

      The equivalent economic rights of Holdings' general partnership units and Holdings' limited partner units allow distributions to be paid out to all partners pro rata in accordance with their units, rather than allocating a fixed percentage to the general partner. Also, it facilitates maintenance of the one-for-one ratio between Holdings Units and the underlying Advisors Units owned by Holdings, since at all times the total number of limited partner units and general partner units outstanding will equal the number of Advisors Units owned by Holdings.

ISSUANCES OF INTERESTS IN THE PARTNERSHIP

PIMCO Advisors

      The PIMCO Advisors Partnership Agreement provides that the general partner may issue additional classes or series of limited partner interests of PIMCO Advisors in amounts, for consideration and on terms and conditions, including the issuance of units or other equity securities with preferences, rights and powers senior to existing classes of securities or the Advisors Units, determined by the general partners, without the consent or approval of the limited partners.

Holdings

      As described above, Holdings Units represent a flow-through investment in PIMCO Advisors, each representing an indirect interest in a single Advisors Unit. The Holdings Partnership Agreement provides that the general partner may issue additional securities of Holdings in amounts, for consideration and on terms and conditions determined by the general partner, without the consent or approval of the limited partners, so long as the consideration, if any, received for any Holdings Units issued is contributed to PIMCO Advisors in exchange for a number of Advisors Units equal to the number of Holdings Units issued. Any proposed issuance of Holdings Units in which an equal number of Advisors Units is not to be received may be made only upon the receipt of an opinion of a nationally recognized independent investment banking firm that the issuance is fair from a financial point of view to the limited partners who are not affiliates of the general partner (a "fairness opinion").

      The Holdings Partnership Agreement has the effect of permitting issuances of Holdings Units in which the one-for-one relationship between Holdings Units and Advisors Units is maintained. So long as the ratio between Holdings Units and Advisors Units remains the same before and after the issuance and unitholders experience no economic dilution as a result of the issuance. However, under the PIMCO Advisors Partnership Agreement, the general partners of PIMCO Advisors are permitted in their discretion to cause PIMCO Advisors to admit new limited partners and issue additional units of partner interest, without the consent or approval of any third party. The PIMCO Advisors Partnership Agreement permits, and Holdings intends to effect, semi-annual offers to be made to holders of Advisors Units to exchange such units for Holdings Units. Accordingly, the Holdings Partnership Agreement will have the effect of permitting the general partners of PIMCO Advisors to issue Advisors Units to persons who may then, subject to the limitations on transfer set forth in the PIMCO Advisors Partnership Agreement, exchange those Advisors Units for an equal number of Holdings Units, without the requirement of a fairness opinion or unitholder consent, other than as may be required by the New York Stock Exchange or other regulatory agencies.

      In 1997, in connection with the acquisition of Oppenheimer Capital by PIMCO Advisors and in anticipation of the year-end combination of ownership of PIMCO Advisors and Oppenheimer Capital, L.P., Holdings received a fairness opinion from an independent investment bank as to the fairness from a financial point of view to the limited partners of Holdings who were not affiliates of the general partner of certain types of issuances of Holdings Units, including issuances in one for one exchanges for Advisors Units and issuances pursuant to incentive compensation plans upon the receipt of an equal number of Advisors Units. Accordingly, Holdings is currently able to issue Holdings Units which fall within the parameters of the opinion.

      The Holdings Partnership Agreement allows the creation of new classes or series of units, but requires, in addition to requirements described above, the consent of a majority of a class or series of limited partner units not held by affiliates of the general partner prior to the issuance of any securities senior to such class or series. The Holdings Partnership Agreement provides that such consent is required not only for units senior with respect to distributions, but also with respect to rights to share in the profits or losses of the partnership or upon liquidation or dissolution of the partnership.

TRANSFERS OF LIMITED PARTNERSHIP INTERESTS; ADMISSION OF LIMITED PARTNERS

PIMCO Advisors

      The PIMCO Advisors Partnership Agreement imposes transfer restrictions on Advisors Units. The restrictions are complex, but are summarized below.

      Exempt Transfers. A holder of Advisors Units may transfer them at an time in any Exempt Transfer, provided that the proposed transferee, if not already a partner of PIMCO Advisors or pursuant to a pledge of Advisors Units by PGP in a Permitted Lien Transfer (as defined in the PIMCO Advisors Partnership Agreement), executes and delivers to PIMCO Advisors a written application for admittance as a limited partner of PIMCO Advisors. The PIMCO Advisors Partnership Agreement defines an "Exempt Transfer" as the transfer of Advisors Units (i) involving the issuance of limited partner interests in exchange for cash, property or services as described in certain specified Treasury Regulations, (ii) by a limited partner at his death to another partner of PIMCO Advisors as described in certain specified Treasury Regulations, (iii) pursuant to certain kinds of Block Transfers (as defined below), or (iv) in connection with liens in respect of certain indebtedness of PGP. For these purposes, the PIMCO Advisors Partnership Agreement generally defines a "Block Transfer" as the transfer by a limited partner and any related persons of Advisors Units in one or more transactions during any 30 day period which represents in the aggregate more than 2% of the outstanding Advisors Units. The definition of a Block Transfer is dictated by, and subject to, certain applicable Treasury Regulations.

      In addition, the general partners of PIMCO Advisors may adopt rules consistent with applicable Treasury Regulations with regard to Block Transfers including the establishment of the minimum number of Advisors Units qualifying as a Block Transfer. Any holder of Advisors Units who proposes to effect a Block Transfer must provide notice to PIMCO Advisors including the names of the proposed transferees and the number of Advisors Units proposed to be transferred.

      Semiannual Transfers. The PIMCO Advisors Partnership Agreement provides that there shall be, if practicable, two periods each year (each, a "Semiannual Transfer Period") during which Advisors Units may be transferred or exchanged (either, a "Semiannual Transfer"). A Semiannual Transfer Period is defined as beginning on the first day of a "Semiannual Exchange Period" and ending ten business days following the end of the Semiannual Exchange Period. The first Semiannual Exchange Period of a year begins following the issuance of the year end financial statements but no earlier than March 15 and ends no later than July 31 of such year, and the second Semiannual Exchange Period begins following the issuance of the financial statements for the first six months of such year but no earlier than August 15 and ends no later than December 31 of such year. A Semiannual Exchange Period lasts twenty business days or a greater number of days if required by the Exchange Act.

      In addition, during the Semiannual Exchange Period, the holders of Advisors Units may give notice of their intent to transfer units to "Qualified Persons." The PIMCO Advisors Partnership Agreement generally defines a "Qualified Person" as PIMCO Advisors, current partners of PIMCO Advisors, members of the PIMCO Advisors Management Board, an executive officer of PIMCO Advisors or managing director of one of PIMCO Advisors' investment management subsidiaries or divisions or certain entities controlled by such persons and any person designated as a Qualified Person by the general partners of PIMCO Advisors. Subject to the limitations described below, these proposed transfers may be effected during the last five of the ten business days following the end of the Semiannual Exchange Period.

      The PIMCO Advisors Partnership Agreement imposes limitations on the number of Advisors Units which can be transferred pursuant to Semiannual Transfers in any one year. The PIMCO Advisors Partnership Agreement provides that if (a) the total number of Advisors Units either tendered pursuant to a registered exchange offer or proposed to be transferred pursuant to a Semiannual Transfer during a Semiannual Transfer Period, plus (b) the total number of Advisors Units transferred during the preceding Semiannual Transfer Period, if any, in the same year, exceeds 10% of the total number of outstanding Advisors Units, then the total number of Advisors Units either tendered pursuant to a registered exchange offer or proposed to be transferred pursuant to a Semiannual Transfer shall be reduced pro rata such that the 10% limit is not exceeded. If the 10% limit is to be exceeded during a Semiannual Transfer Period, PIMCO Advisors shall give prompt notice of such pro rata reduction to the general partners and all limited partners who tendered in the Semiannual Transfer. Exempt Transfers are not counted against the 10% limitation.

      The PIMCO Advisors Partnership Agreement provides that no holder of Advisors Units shall have a cause of action against, or the right to receive compensation from, Holdings for a failure to make a registered exchange offer during a Semiannual Exchange Period or from a general partner for a failure to provide two such Semiannual Exchange Periods in any one year, provided that the Public General Partner or general partners so acted in good faith.

      Transfer Pursuant to a Restructuring. The PIMCO Advisors Partnership Agreement provides broad authority of the general partner in the event that there is a substantial risk that the partnership will be treated as an association taxable as a corporation for federal income tax purposes. In such an event, the general partner is authorized to effect one or more restructurings which may involve, among other things, the transfer of all or part of the business of the partnership to one or more newly created business entities in exchange for interests in those entities which may be subject to substantial restrictions on transfer, the mandatory exchange of some or all Advisors Units or Holdings Units, as applicable, for interests in one or more newly established business entities holding the partnership's assets, or the imposition of substantial restrictions on the transferability of Advisors Units coupled with severe penalties for violations of such restrictions.

      Admission of Limited Partners. Persons desiring to be limited partners of PIMCO Advisors must execute and deliver an admission application to the partnership. The person is admitted if it is eligible to be a limited partner and its admission would not violate applicable securities laws or other rules and regulations, cause an "Assignment Event" or "Adverse Partnership Event" (as defined in the PIMCO Advisors Partnership Agreement) or affect PIMCO Advisors' existence or qualification as a limited partnership under the Delaware Act.

Holdings

      The Holdings Partnership Agreement provides that a limited partner generally may transfer its units of limited partner interest; provided, however, that no such transfer may occur if it would violate federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other governmental authorities with jurisdiction over such transfers, or affect Holdings' existence or qualification as a limited partnership under the Delaware Act. Also, the Holdings Partnership Agreement provides that any transfer which would result in an Adverse Partnership Tax Event or an Assignment Event (as those terms are defined in the Holdings Partnership Agreement) is prohibited. Generally, the transferor ceases to be a limited partner upon the transferee's admission as a substitute limited partner, as provided below. Until admission, a transferee is an assignee of the partnership interest.

      The Holdings Partnership Agreement provides that both transferees of Holdings Units and persons making a contribution to the partnership in exchange for newly issued Holdings Units become limited partners by executing and delivering a transfer application, which application is subject to the approval of the general partner. The Holdings Partnership Agreement provides further that the application is deemed to be approved if not rejected by the third business day following the transfer. In addition, the Holdings Partnership Agreement has special provisions governing admission of underwriters and their transferees as limited partners. Underwriters are those persons who acquire units from Holdings or any general or limited partner pursuant to an underwritten public offering. Upon executing and delivering an admission application, such underwriter shall be admitted as a limited partner. Each initial transferee of an underwriter shall be admitted as a limited partner upon payments for the units of limited partner interest.

      The Holdings Partnership Agreement also provides that no person shall be admitted as a limited partner if such admission would (i) violate federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other governmental authorities with jurisdiction over such transfers, (ii) result in an Adverse Partnership Tax Event or an Assignment Event (as those terms are defined in the Holdings Partnership Agreement), or
(iii) affect Holdings' existence or qualification as a limited partnership under the Delaware Act.

      The Holdings Partnership Agreement requires that upon admission, each limited partner agree to be bound by the terms of the Holdings Partnership Agreement.

DISTRIBUTIONS AND ALLOCATIONS

      The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide for the payment of quarterly distributions to unitholders of record as of the close of business on the last day of such quarter, payable within 30 days of the end of such quarter. The PIMCO Advisors Partnership Agreement provides for the distribution of "Distributable Cash," defined as an amount equal to the Operating Profit Available for Distribution (defined as the sum of net income plus non-cash charges from the amortization of intangible assets, non-cash compensation expenses arising from option and restricted unit plans, and losses of any subsidiary which is not a flow-through entity for tax purposes) for such fiscal quarter less the amount, if any, required for expenses, for capital expenditures, for future payments on any indebtedness, as reserves, or otherwise in the business of PIMCO Advisors, as determined by its general partners. The Holdings Partnership Agreement provides for the distribution of "Distributable Cash," defined as an amount equal to the distributions declared by PIMCO Advisors for such quarter on the Advisors Units held by Holdings, less the amount, if any, required for taxes, for reimbursement of expenses, as reserves, or otherwise in the business of Holdings, as determined by the general partner. In addition, the Holdings Partnership Agreement provides that no distribution may be made to any unitholder if such distribution would violate Section 17-607 of the Delaware Act or any other applicable law. The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement also establish procedures for making allocations of net income and net loss, as well as special capital account and tax allocations, among the partners.

MANAGEMENT

PIMCO Advisors

      The PIMCO Advisors Partnership Agreement provides that the business and affairs of PIMCO Advisors are exclusively managed by its general partners. So long as there is more than one general partner, each general partner has equal right, power and authority in the management and control of the business and affairs of PIMCO Advisors. Certain extraordinary actions, such as mergers, sales of substantially all of the partnership's assets, the incurrence of certain indebtedness or initiation of an insolvency, require the written consent of all the general partners. All other matters are decided by the general partners holding a majority of the outstanding general partner units.

      The PIMCO Advisors Partnership Agreement permits the general partners to delegate their power and authority. The general partners may, subject to certain limitations, constitute one or more boards or committees, delegate any or all of its rights and powers to manage and control the business and affairs of PIMCO Advisors to one or more such boards or committees, and revise and revoke any such constitution or delegation. However, the general partners may not delegate rights and powers with respect to any of the following actions: (i) admission of any successor or additional general partner, (ii) any amendment to the PIMCO Advisors Partnership Agreement, (iii) any action which would require the approval of the limited partners, or (iv) any action which, by reason of any provision of the PIMCO Advisors Partnership Agreement, requires the written consent of the general partners.

      The general partners have delegated the day to day management of PIMCO Advisors to a 16 member management board.

Holdings

      The Holdings Partnership Agreement similarly provides that the general partner has exclusive right and full power and authority to manage and control the business and affairs of Holdings and to take any action deemed necessary or desirable by it in connection with the business of Holdings. The Holdings Partnership Agreement further provides that, unless otherwise provided by the Holdings Partnership Agreement, the general partner may take any action in its management of Holdings, including amending certain provisions of the Holdings Partnership Agreement, without the approval of the limited partners.

      The Holdings Partnership Agreement contemplates the admission of more than one general partner, and provides for management by two or more general partners. If there is more than one general partner, each general partner has equal right, power and authority in the management and control of the business and affairs of Holdings. Certain extraordinary actions, such as mergers, sales of substantially all of the partnership's assets, the incurrence of certain indebtedness or initiation of an insolvency, require the written consent of all the general partners. All other matters are decided by the general partners holding a majority of the outstanding general partner units.

      The Holdings Partnership Agreement also permits the general partners to delegate their power and authority. The general partners may, subject to certain limitations, constitute one or more boards or committees, delegate any or all of its rights and powers to manage and control the business and affairs of Holdings to one or more such boards or committees, and revise and revoke any such constitution or delegation. However, the Holdings Partnership Agreement limits the general partners' ability to delegate. The general partners may not delegate rights and powers with respect to any of the following actions: (i) admission of any successor or additional general partner, (ii) any amendment to the Holdings Partnership Agreement, (iii) any action which would require the approval of the limited partners, or (iv) any action which, by reason of any provision of the Holdings Partnership Agreement, requires the written consent of the general partners.

      The general partner has delegated the day to day management of Holdings to a three member management board comprised of executive officers of PIMCO Advisors.

TRANSACTIONS INVOLVING GENERAL PARTNERS; CONFLICTS OF INTEREST

Transactions Between PIMCO Advisors and its general partners or their affiliates

      The PIMCO Advisors Partnership Agreement expressly permits specific types of transactions between PIMCO Advisors and the general partners or their affiliates and establishes a standard by which the "fairness" of the transaction to PIMCO Advisors is judged. The PIMCO Advisors Partnership Agreement limits the transactions between PIMCO Advisors and the general partners or their affiliates to include, each on terms and conditions determined by the general partners: (i) a loan to PIMCO Advisors by a general partner or its affiliates, (ii) a loan by PIMCO Advisors to a general partner or its affiliates, (iii) services rendered by a general partner or its affiliates to PIMCO Advisors, or (iv) the general partner or its affiliates may sell, transfer or convey assets or property to, or purchase PIMCO Advisors' assets from, PIMCO Advisors, or use or lease PIMCO Advisors' assets.

      The PIMCO Advisors Partnership Agreement also establishes the standard by which to judge the "fairness" of the related transaction by instituting a pre-approval process. The PIMCO Advisors Partnership Agreement requires that before entering into any permitted transaction or agreement between PIMCO Advisors and a general partner or its affiliates, such transaction shall be determined to be fair to PIMCO Advisors by (i) a committee of members of the management board to which the general partners have delegated management authority, appointed by that management board, who are independent with respect to such transaction, or (ii) the general partners.

Transactions Between Holdings and its general partner or its affiliates

      The Holdings Partnership Agreement expressly permits transactions between Holdings and the general partner or its affiliates but limits such transactions between Holdings and the general partner or its affiliates to include, each on terms and conditions determined by the general partner: (i) a loan to Holdings by the general partner or its affiliates, (ii) a loan by Holdings to the general partner or its affiliates, (iii) services rendered by the general partner or its affiliates to Holdings, (iv) the general partner or its affiliates may sell, transfer or convey assets or property to, or purchase Holdings' assets from, Holdings, or use or lease Holdings' assets, and (v) Holdings may enter into one or more agreements with PIMCO Advisors governing their relationship.

      The Holdings Partnership Agreement also establishes the standard by which to judge the "fairness" of a related transaction between Holdings and a general partner or its affiliates by instituting a pre-approval process. The Holdings Partnership Agreement requires that before entering into any permitted transaction or agreement between Holdings and the general partner or its affiliates, (i) such transaction or agreement shall be determined to be fair to Holdings by a committee of members of a management board to which the general partners have delegated management authority, appointed by that board, who are independent with respect to such transaction, or the general partner, or (ii) Holdings shall receive a fairness opinion.

Conflicts of Interest

      The PIMCO Advisors Partnership Agreement provides that whenever a conflict of interest exists or arises between a general partner or its affiliates, on the one hand, and PIMCO Advisors or any other partner, on the other hand, other than the transactions listed above which require pre-approval, such conflict of interest shall be resolved by (i) a committee of members of the management board to which the general partners have delegated management authority, appointed by that management board, who are independent with respect to such conflict of interest, or (ii) the general partners. A resolution determined by such a committee or by the general partners in good faith, shall be conclusive and binding on the partners and PIMCO Advisors.

      The Holdings Partnership Agreement similarly provides that whenever a conflict of interest exists or arises between the general partner or its affiliates, on the one hand, and Holdings, on the other hand, other than the transactions listed above which require pre-approval, shall be resolved by (i) a committee of members of a management board to which the general partners have delegated management authority, appointed by that board, who are independent with respect to such conflict of interest, or (ii) the general partners. A resolution determined by such a committee or by the general partners in good faith, shall be conclusive and binding on the partners and Holdings.

VOTING RIGHTS

      The management authority over each PIMCO Advisors and Holdings resides in the respective general partners, and limited partners generally have very limited ability to influence the affairs of the partnership. Each of the PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide the limited partners with certain limited voting rights. Under the PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement (and the Delaware Act when applicable), the limited partners of the respective partnership have voting rights with respect to: (i) the withdrawal, removal, transfer and replacement of a general partner other than as a result of a transfer of the general partner's interest to an affiliate, (ii) certain amendments to the partnership agreement (described more fully below under "-- Amendments to the Partnership Agreements"), (iii) certain events of dissolution, and the reconstitution of the partnership after a dissolution (described more fully below under "-- Dissolution and Liquidation"), (iv) the election, compensation and approval of a successor liquidating trustee, (v) a change in the state of organization of PIMCO Advisors and (vi) the conversion or reorganization of the partnership into another type of legal entity (except in conjunction with a restructuring as described below under "-- Restructuring Authority").

      The PIMCO Advisors Partnership Agreement provides the limited partners with voting rights with respect to a merger or consolidation of PIMCO Advisors with or into one or more Delaware limited partnerships or other business entities. The Holdings Partnership Agreement also sets forth the limited partners' voting rights with respect to mergers and other combinations involving Holdings, providing that any merger or consolidation of Holdings with or into any other business entity in which Holdings is not the surviving entity requires approval by a majority of each class of the outstanding Holdings Units. Other mergers or consolidations of

Holdings would require consent only to the extent that they required actions which otherwise required unitholder consent, such as certain types of partnership agreement amendments. In addition, the Holdings Partnership Agreement provides the limited partners with voting rights with respect to the issuance of units which rank senior to Holdings Units.

      The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide that except as otherwise provided in the respective partnership agreement, the general partners may take any action, including the amendment of the partnership agreement, without the approval of the limited partners. Accordingly, the PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement generally supersede the voting rights provisions of the Delaware Act.

PARTNERSHIP MEETINGS

      The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide that meetings of limited partners may be called by general partner(s) or limited partners holding at least 10% of the respective outstanding limited partner units. Within 60 days of receiving a request for a meeting, or such greater period as may be necessary, the general partner(s) will mail to each unitholder of record, at the address appearing on the books of the transfer agent, a notice of meeting establishing a meeting date not more than 60 days from the mailing date. Each of the partnership agreements provide that the record date for voting at the meeting shall be set no less than 10 and no more than 60 days prior to the meeting date, and for a quorum of a majority of the partnership units entitled to vote to be present in person or by proxy.

      The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement state that action at a meeting shall be taken by a majority of the units present and entitled to vote with respect to a matter, unless the respective partnership agreement requires a different or higher percentage. In addition to the ability of the limited partners and the general partners to call meetings of the limited partners, both the PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement allow a liquidating trustee to call a meeting of the limited partners. The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement also provide that no action shall be taken at a meeting which is opposed by the general partner(s) or a liquidating trustee unless the applicable partnership has received certain opinions of counsel.

      The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide that action may be taken by the partners without a meeting if written approvals setting forth the action so taken are given by partners holding not less than the minimum number of units that would be necessary to take such action at a meeting at which all of the partners were present and voted.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

      Each of the PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide that the general partner(s) may amend the respective partnership agreement without the vote or consent of the limited partners (i) to change the name or principal place of business of the partnership, (ii) for the admission, substitution, termination or withdrawal of partners, (iii) if necessary or advisable to preserve the limited liability of the limited partners or prevent the partnership from being taxed as a corporation for federal tax purposes, (iv) for any change which the general partners determine does not adversely affect the holders of any class or series of units in any material respect, in response to certain statutes and rulings or to facilitate trading of the Advisors Units or the Holdings Units, as applicable, or is necessary to fulfill the purposes of the agreement or to cure an ambiguity or inconsistency in the agreement, (v) to reflect the designations, preferences and rights of any newly created class or series of units, (vi) for changes that that the general partner(s) determine are appropriate in connection with the creation of any newly created class or series of units or other equity security, or (vii) for changes that the general partners determine are appropriate in connection with an action taken pursuant to its restructuring authority (described more fully below in "--Restructuring Authority").

      The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide that any other amendment must be proposed by the general partner(s) and approved by the partners. The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement state that (i) any amendment which would materially and adversely affect a particular class or series of units must be approved by holders of a majority of such class or series and (ii) any amendment that would change the vote required to take an action must be approved by partners holding at least the percentage of units which would be changed by the proposed amendment.

ADMISSION AND WITHDRAWAL OF GENERAL PARTNERS

PIMCO Advisors

      The PIMCO Advisors Partnership Agreement requires the consent of a majority of all of the units for the admission of new general partners unless the admission is in connection with the transfer of all or a portion of a general partner's interest to an affiliate of that general partner pursuant to an Exempt Transfer or a Semiannual Transfer. Such transfer is permitted only if the general partner obtains certain opinions regarding the proposed transfer and the PIMCO Advisors Partnership Agreement is amended to reflect the admission of the new general partner.

      The PIMCO Advisors Partnership Agreement provides a procedure for the withdrawal of a general partner. If a general partner transfers all of its interest to an affiliate pursuant to an Exempt Transfer or a Semiannual Transfer, a general partner may withdraw without consent of the partners. In the event of any other proposed withdrawal, a general partner must give notice of its intent to withdraw, supported by certain required opinions of counsel, and the withdrawal must be approved by a majority of partners who are not affiliates of such general partner. The general partners shall call a meeting to consider the withdrawal no sooner than 60 days from the date of notice (180 days if there is only one general partner at the time). The successor elected at the meeting shall be admitted as a general partner immediately prior to the withdrawal of the existing general partner or, if no successor is elected but the withdrawal is approved, the general partner shall be entitled to withdraw, and the partnership shall be dissolved.

      The PIMCO Advisors Partnership Agreement provides that a general partner may be removed by the vote of 80% of all of the units.

Holdings

      Under the Holdings Partnership Agreement, the admission of general partners generally requires consent of a majority of the unitholders for the admission of new general partners unless the admission is in connection with the transfer of all or a portion of a general partner's interest to an affiliate of that general partner; however, such transfer is permitted only if the general partner obtains certain opinions regarding the proposed transfer.

      The Holdings Partnership Agreement sets forth the procedure for a withdrawal of a general partner. If a general partner transfers all of its interest to an affiliate, the general partner may withdraw without consent of the limited partners. In the event of any other proposed withdrawal, the general partner must give notice of its intent to withdraw, supported by certain required opinions of counsel, and the withdrawal must be approved by a majority of the limited partner units not held by affiliates of the general partner. The general partners shall call a meeting to consider the withdrawal no sooner than 60 days from the date of notice (180 days if there is only one general partner at the time). The successor elected at the meeting shall be admitted as a general partner immediately prior to the withdrawal of the existing general partner or, if no successor is elected but the withdrawal is approved, the general partner shall be entitled to withdraw, and the partnership shall be dissolved.

      In addition, the Holdings Partnership Agreement provides that a general partner may be removed by the vote of 80% of the outstanding Holdings Units.

INDEMNIFICATION

      The PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide that the respective partnerships shall indemnify an indemnitee (generally, a general partner, its affiliates and certain other parties serving at the request of the respective partnership) if the indemnitee acted or failed to act in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the respective partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination or negative disposition of any proceeding shall not, of itself, create a presumption that the indemnitee acted in contravention of the applicable standard. In addition, both partnership agreements provide that the respective partnerships may enter into indemnification agreements with the indemnitees and purchase indemnitee insurance for the benefit of an indemnitee. Finally, both partnership agreements provide for specific indemnification procedures.

RESTRUCTURING AUTHORITY

Both the PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement provide broad authority of the general partner(s) in the event that there is a substantial risk that the respective partnership will be treated as an association taxable as a corporation for federal income tax purposes. In such an event, the general partner(s) is authorized to effect one or more restructurings which may involve, among other things, the transfer of some or all of the business of the partnership to one or more newly created business entities in exchange for interests in those entities which may be subject to substantial restrictions on transfer, the mandatory exchange of some or all Advisors Units or Holdings Units, as applicable, for interests in one or more newly established business entities holding the partnership's assets, or the imposition of substantial restrictions on the transferability of Advisors Units or Holdings Units, as applicable, coupled with severe penalties for violations of such restrictions.

DISSOLUTION AND LIQUIDATION

PIMCO Advisors

      The PIMCO Advisors Partnership Agreement provides for dissolution upon (i) the expiration of the term of the partnership, (ii) the determination of the general partners that projected future revenues of the partnership are insufficient to enable payment of projected expenses or that the continued operation is not in the best interests of the partners, (iii) the election of the general partners after an event pursuant to which the partnership becomes taxed as a corporation, (iv) the sale of all or substantially all of the partnership's assets not in connection with a restructuring, (v) the written consent of all of the partners, (vi) certain events of withdrawal of the general partner, including insolvency, unless the remaining general partners elect to continue the partnership or a majority of the partners agree to continue the partnership within 90 days and, if necessary, approve a successor and PIMCO Advisors receives certain tax opinions, or (vii) entry of a decree of dissolution under the Delaware Act.

      The PIMCO Advisors Partnership Agreement provides that the partnership may be reconstituted within 180 days of its dissolution because of a withdrawal of a general partner, provided that a majority of the remaining partners agree in writing to reconstitute PIMCO Advisors and PIMCO Advisors receives certain tax opinions. Upon a dissolution, if the partnership is not reconstituted, the PIMCO Advisors Partnership Agreement provides for the appointment of a liquidator, who shall wind up the business and distribute the partnership assets.

Holdings

      The Holdings Partnership Agreement provides for dissolution upon (i) the expiration of the term of the partnership, (ii) the written determination of the general partners that projected future revenues of the partnership are insufficient to enable payment of projected expenses or that the continued operation is not in the best interests of the partnership, (iii) the written election of the general partners after an event pursuant to which the partnership becomes taxed as a corporation, (iv) the written election of the general partners approved by a majority of Holdings Units held by persons not affiliated with the general partners, (v) certain events of withdrawal of the general partner, including insolvency unless the remaining general partners elect to continue the partnership or a majority of the partners agree or vote to continue the partnership within 90 days and approve a successor, or (vi) entry of a decree of dissolution under the Delaware Act.

      The Holdings Partnership Agreement provides that the partnership may be reconstituted within 180 days of its dissolution because of a withdrawal of a general partner. Upon a dissolution, if the partnership is not reconstituted, the Holdings Partnership Agreement provides for the appointment of a liquidator, who shall wind up the business and distribute partnership assets.

GENERAL PARTNER'S RIGHT TO PURCHASE

PIMCO Advisors

      Under the terms of the PIMCO Advisors Partnership Agreement, upon the occurrence of certain events that would result in PIMCO Advisors being taxed as a corporation, the general partners have the authority to exchange some or all of the outstanding limited partner units for publicly traded equity securities of a general partner or to redeem some or all of the outstanding limited partner units for cash. In addition, the PIMCO Advisors Partnership Agreement allows the general partners to either exchange or redeem the units of a limited partner if such limited partner was an "eligible person" at December 31, 1997 and is no longer an

"eligible person." The PIMCO Advisors Partnership Agreement generally defines an "eligible person" as any member of the Management Board of PIMCO Advisors, any executive officer of PIMCO Advisors or any managing director of an investment management subsidiary of PIMCO Advisors. This authority of the general partners to exchange and redeem units is in addition to the broad powers of the general partners to effect certain restructurings (as discussed above in "-- Restructuring Authority").

Holdings

      Under the Holdings Partnership Agreement, the general partner does not have any right to exchange all of the outstanding limited partner units of other unitholders. The general partner has the right to convert a portion, but not all of the general partner units held by the general partner, to limited partner units. Additionally, a general partner may convert a portion of any limited partner units held by the general partner into general partner units.

                                   MANAGEMENT

      For a description of the management of Holdings and PIMCO Advisors, including a discussion of executive compensation and certain relationships and related transactions, see "Item 10: Directors and Executive Officers of the Registrant," "Item 11: Executive Compensation" and "Item 13: Certain Relationships and Related Transactions" in Holdings' Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference.



               PIMCO ADVISORS MARKET AND DISTRIBUTION INFORMATION

      The Advisors Units are not publicly traded and there is no established trading market for the Advisors Units. As of March 31, 1999, there were approximately 51 holders of record of the Advisors Units. PIMCO Advisors distributes on an annual basis cash in an amount equal to Operating Profit Available for Distribution (as defined in the PIMCO Advisors Partnership Agreement) less any amount deemed required for capital expenditures, future payments of indebtedness, as reserves or otherwise in the business of PIMCO Advisors. In general, the Management Board of PIMCO Advisors evaluates distribution levels quarterly.

      PIMCO Advisors paid distributions equal to $0.47 per Class A unit per quarter for each quarter in the years ended December 31, 1996 and 1997, except the third and fourth quarters of 1997, for which it paid $0.58 per unit. During the year ended December 31, 1998 PIMCO Advisors declared distributions to unitholders of record of $0.60 per unit in the first quarter, $0.60 per unit in the second quarter, $0.63 per unit in the third quarter and $0.66 per unit in the fourth quarter. During the year ended December 31, 1998 PIMCO Holdings declared distributions to unitholders of record of $0.53 per unit in the first quarter, $0.53 per unit in the second quarter, $0.53 per unit in the third quarter, and $0.57 per unit in the fourth quarter.

      Actual distribution levels will depend on the financial performance of PIMCO Advisors, and there can be no assurance that the past distribution rates will be achieved. Distributions made by PIMCO Advisors will depend on the profitability of the investment management business of PIMCO Advisors, which is affected in part by overall economic conditions and other factors affecting capital markets generally, which are beyond the control of PIMCO Advisors. In addition, the general partners of PIMCO Advisors may, in determining the amount of distributions, deduct any amount from Operating Profit Available for Distribution the general partners deem may be required for capital expenditures, reserves or otherwise in the business of PIMCO Advisors. To the extent PIMCO Advisors retains profits in any year, unitholders may have taxable income that exceeds their cash distributions.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding beneficial ownership of Holdings Units and Advisors Units as of March 31, 1999 by each person who, to Holdings' knowledge, is the beneficial owner of more than 5% of Holdings Units or Advisors Units and its executive officers. Except as indicated, the address of each person or entity listed below is 800 Newport Center Drive, Suite 100, Newport Beach, California 92660.


                                                                                      PERCENTAGE OF   ADVISORS
                                                                      HOLDINGS UNITS   HOLDINGS         UNITS        PERCENTAGE OF
                                                                       BENEFICIALLY     UNITS         BENEFICIALLY    HOLDINGS UNITS
                                                                        OWNED(1)(2)   OUTSTANDING     OWNED(1)(3)     OUTSTANDING(4)
FIVE PERCENT HOLDERS
PIMCO Partners, G.P. ( "PGP ") (5)...............................          ---- 0         *            39,415,420         35.41
Pacific Life Insurance Company ( "Pacific Life ") (6)............          ---- 0         *            56,071,170         50.38
Pacific Asset Management LLC ( "PAM ") (6).......................          ---- 0         *            56,071,170         50.38
PIMCO Holding LLC ( "PIMCO LLC ") (7)............................          ---- 0         *            39,415,420         35.41
PIMCO Partners, LLC ( "PPLLC ") (8)..............................          ---- 0         *            39,557,900         35.54
Pacific Financial Products, Inc. (formerly Thomson Advisory Group)
("PFP")..........................................................          ---- 0         *            14,380,217         12.92
William R. Benz, II (9)..........................................          94,000         *            39,557,900         35.54
Christopher P. Dialynas (9)......................................          10,300         *            39,557,900         35.54
William H. Gross (9)(10).........................................         675,356       1.39           39,557,900         35.54
John L. Hague (9)................................................         230,000         *            39,557,900         35.54
Brent R. Harris (9)..............................................         230,000         *            39,557,900         35.54
Dean S. Meiling (9)..............................................         230,000         *            39,557,900         35.54
James F. Muzzy (9)...............................................         230,000         *            39,557,900         35.54
William F. Podlich, III (9)......................................          16,000         *            39,621,900         35.60
William C. Powers (9)............................................         151,435         *            39,557,900         35.54
Lee R. Thomas (9)................................................          49,006         *            39,557,900         35.54
William S. Thompson, Jr. (9)(11).................................         230,000         *            39,557,900         35.54
Benjamin L. Trosky (9)...........................................          69,255         *            39,557,900         35.54

EXECUTIVE OFFICERS NOT INCLUDED ABOVE
William D. Cvengros..............................................         205,000         *               360,000        *
Kenneth M. Poovey................................................          10,000         *               123,459        *
Robert M. Fitzgerald.............................................          24,264         *                 - 0 -        *
Stephen J. Treadway..............................................          37,797         *                 5,000        *
Ernest L. Schmider                                                          6,204         *                 - 0 -        *
Richard M. Weil..................................................          22,200         *                 - 0 -        *
                                                                      -----------                       ---------
All directors and executive officers as a group (6 persons)......         305,465         *               488,459        *

  *  Less than 1%

(1) Each of the persons and entities listed disclaims beneficial ownership of any units except to the extent that it has a pecuniary interest in such units.

(2)   Includes options exercisable within sixty days of February 1, 1999.

(3) Does not include units underlying options which may be exercised for either units of limited partner interest in PIMCO Advisors or Holdings Units exercisable within sixty days of February 1, 1999, which are reflected in the column titled "PIMCO Holdings Units Beneficially Owned."

(4) Assumes exchange of all units of limited partner interest in PIMCO Advisors for Holdings Units.

(5) Includes 39,410,321 Advisors Units held of record by PGP and 5,099 units general partner interest in Holdings.

(6) Includes 39,415,420 Advisors Units held of record by PGP, which maybe deemed to be beneficially owned by Pacific Life and PAM, because PIMCO LLC is a general partner of PGP and is a wholly-owned subsidiary of PAM which is wholly-owned subsidiary of Pacific Life. Also includes an aggregate of 16,655,750 PIMCO Advisors units issued as follows: Pacific Financial Products, Inc. (formerly Thomson Advisory Group Inc.) (14,380,217 units), CCM LLC (508,258 units), NFJ LLC (306,204 units), Cadence Partners L.P. (637,000 units), Parametric Partners L.P. (393,860 units), NFJ Partners L.P. (430,211 units) which may be deemed beneficially owned by PAM because Pacific Financial Products, CCM LLC, NFJ LLC and PPA LLC are wholly-owned subsidiaries of PAM and CCM LLC, NFJ LLC and PPA LLC are the general partners of Cadence Partners L.P., NFJ Partners L.P. and Parametric Partners L.P., respectively. As general partners they have shared investment and disposition powers with respect to the units held by Cadence Partners L.P., NFJ Partners L.P. and Parametric Partners L.P.

(7) Includes 39,415,420 Advisors Units held of record by PGP, which may be deemed to be owned by PIMCO LLC because PIMCO LLC is a general partner of PGP.

(8) Includes (i) 142,480 Advisors Units held of record by PPLLC and (ii) 39,415,420 Advisors Units held of record by PGP and which may be deemed to be beneficially owned by PPLLC, which is a general partner of PGP.

(9) Includes the following which may be deemed to be beneficially owned by the individual as a member of PPLLC: (i) 142,480 Advisors Units held of record by PPLLC, and (ii) 39,415,420 Advisors Units held of record by PGP, and which may be deemed to be beneficially owned by PPLLC as a general partner of PGP.

(10) Includes units held by members of Mr. Gross' family and a family trust which Mr. Gross is a trustee, as to which he may be deemed to be the beneficial owner.


                              PLAN OF DISTRIBUTION

      This prospectus covers the offer and sale of up to 10,000,000 Holdings Units that may be offered and issued by Holdings from time to time in connection with offers of exchange made by Holdings for Advisors Units. Holdings anticipates that the offers under this prospectus will offer to exchange one Holdings Unit for each Advisors Unit tendered. Holdings anticipates making the exchange offers during the semiannual periods during which the PIMCO Advisors Partnership Agreement permits Advisors Units to be transferred. At the time of each exchange offer, Holdings will by supplement to this prospectus provide detailed information regarding the terms of the offer, including the dates of commencement and expiration of the offer, the number of Advisors Units being tendered for, the procedures for tendering Advisors Units and withdrawing those tenders if so desired, any conditions to the offer, any ability of Holdings to modify or extend the offer, the identity of any exchange agent for the offer and the estimated fees and expenses of the offer. The Holdings Units covered by this prospectus have been approved for listing, subject to notice of issuance, on the New York Stock Exchange. No underwriter will be used in connection with the exchange offers.

      Holdings Units received in exchange for Advisors Units by persons who are not affiliates of Holdings may be sold or transferred by such persons without further registration under the Securities Act. However, Holdings Units received in exchange for Advisors Units by persons who are affiliates will be subject to restrictions under the Securities Act. This prospectus, as amended or supplemented, if necessary, also relates to certain Holdings Units that may be resold or reoffered by persons who acquired such units pursuant to this prospectus. With the permission of Holdings, this prospectus, as amended or supplemented, if necessary, may be used by affiliates of Holdings for the offer and sale at various times of the Holdings Units received by them in an exchange offer. The selling securityholders will act independently of Holdings in making decisions with respect to the Holdings Units being offered hereby and may offer their units in one or more of the following transactions:

      -     on the New York Stock Exchange;

      -     in the over-the-counter market;

      - in transactions other than on such exchange or in the over-the-counter market;

      -     in brokerage transactions;

      -     in privately negotiated transactions;

      -     in connection with short sales of the Holdings Units;

      -     by pledge to secure debts and other obligations;

      - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

      -     in a combination of any of the above transactions.

      The selling securityholders may sell their Holdings Units at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

      The selling securityholders may use broker-dealers to sell their Holdings Units. If this happens, broker-dealers will either receive discounts or commissions from the selling securityholders, or they will receive commissions from purchasers of Holdings Units for whom they acted as agents. The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Holdings Units offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Holdings Units offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any selling securityholders, (b) the name of any such broker-dealers, (c) the number of units involved, (d) the price at which such units are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (g) other facts material to the transaction.

      There is no assurance that any of the selling securityholders will sell any or all of the Holdings Units offered hereby.

      PIMCO Advisors may agree to pay certain costs and expenses incurred in connection with the registration of the Holdings Units offered hereby, except that the selling securityholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such units.

      Holdings may agree to keep the registration statement relating to the offer and sale by the selling securityholders of the Holdings Units continuously effective until a fixed date or such earlier date as such Holdings Units may be resold without registration under the provisions of the Securities Act.



                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

      The following is a discussion of certain federal income tax consequences of the exchange offer and the receipt, retention, and disposition of Holdings Units. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. Neither Holdings nor PIMCO Advisors has requested a ruling from the Internal Revenue Service ("IRS") in connection with the exchange offer.

      THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION AND DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES THAT MAY AFFECT THE RECEIPT, OWNERSHIP OR DISPOSITION OF HOLDINGS UNITS, NOR DOES THE DISCUSSION SPECIFICALLY ADDRESS THE EFFECT OF ANY APPLICABLE STATE, LOCAL, OR FOREIGN TAX LAWS. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF HOLDINGS UNITS IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX AND REPORTING CONSEQUENCES ARISING FROM THE RECEIPT, OWNERSHIP AND DISPOSITION OF HOLDINGS UNITS AS THEY MAY RELATE TO HIS OR HER TAX SITUATION.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

      The exchange of Advisors Units for Holdings Units is intended to be treated for federal income tax purposes as a contribution of property to a partnership in exchange for an interest in Holdings. As such, under Section 721 of the Code, no gain or loss will be recognized by the exchanging party or Holdings on the exchange. The exchanging party will have a tax basis in its Holdings Units equal to the tax basis such party had in the surrendered Advisors Units and will have a holding period for the Holdings Units that includes the holding period that it had for the surrendered Advisors Units. Furthermore, Holdings will have a tax basis in the contributed Advisors Units equal to the tax basis of such Advisors Units in the hands of the exchanging party and will have a holding period for the Advisors Units that includes the holding period for such Advisors Units in the hands of the exchanging party.

TAX CLASSIFICATION OF HOLDINGS

Tax Classification of Holdings Generally. At present, Holdings is classified as a partnership for federal income tax purposes, and, as discussed below under "Publicly Traded Partnership Status," Holdings has elected to continue to be treated as such. In general, entities classified as partnerships under the Code are not subject to federal income tax (however, as discussed below in "Publicly Traded Partnership Status," commencing with the 1998 taxable year Holdings is subject to a 3.5% federal tax on its gross income from the conduct of active trades or businesses, including its share of such gross income derived through PIMCO Advisors). Instead, all holders of partnership interests are taxable on their allocable share of partnership income or gain, whether or not such income or gain is distributed. If an entity formed as a partnership under state law were classified for federal income tax purposes as a corporation, income would be taxed at the entity level at the then applicable corporate rate of tax (currently a maximum federal marginal rate of 35%), and distributions to the partners of such partnership would constitute taxable dividends to the extent of current or accumulated earnings and profits of the entity.

      Publicly Traded Partnership Status. As a result of amendments to the Code made by the Revenue Act of 1987, pursuant to Code Section 7704(a) "publicly traded partnerships" are generally treated as corporations under the Code. The Holdings Units are publicly traded and thus Holdings constitutes a "publicly traded partnership" for purposes of Code Section 7704. As discussed below, since 1987 Holdings qualified for a temporary exception to the application of Code
Section 7704(a), and Holdings believes that under new tax legislation it qualifies and will continue to qualify for an indefinite exception that is available for the 1998 and subsequent tax years. However, if Holdings were determined at any time to be subject to Section 7704(a) of the Code, Holdings would be taxable as a corporation. In this event, the income, gain, loss, deductions and credits of Holdings would be reflected only on its tax return and would not be passed through to the holders of Holdings Units. If Holdings had positive taxable income for any period, it would be required to pay tax on such income at applicable corporate rates. The imposition of such tax would reduce the amount of distributions that would ultimately be made to holders of Holdings Units. In addition, the amount of any distributions to holders of Holdings Units would be taxable to them as ordinary dividend income to the extent of Holdings' current or accumulated earnings and profits, regardless of the source from which they were generated. Distributions in excess of Holdings' current or accumulated earnings and profits would be treated as a nontaxable return of capital to the extent of the holder's tax basis in its Holdings Units and thereafter treated as gain from the sale of such holder's Holdings Units.

      Because Holdings was publicly traded prior to the effective date of the amendments made by the Revenue Act of 1987, Holdings believes that from 1987 through December 31, 1997 it qualified for a temporary (10-year) exception to tax treatment as a corporation under Code Section 7704(a) (the "temporary exception"). This temporary exception permitted Holdings to continue to enjoy partnership status (and not be treated as a corporation) until December 31, 1997, so long as Holdings did not otherwise cease to be taxed as a partnership without regard to the publicly traded partnership rules before then.

      Pursuant to legislation enacted as part of the Taxpayer Relief Act of 1997, for tax years beginning after December 31, 1997, publicly traded partnerships that were covered by the temporary exception are eligible to elect (an "electing 1987 partnership") to be covered by another exception to tax treatment as a corporation (the "elective exception"). Subject to the discussion below, an electing 1987 partnership is exempt from the application of Code
Section 7704(a) and therefore will continue to be taxed as a partnership and not a corporation. An electing 1987 partnership is subject to a 3.5% annual tax on its gross income from the active conduct of any trades or businesses (the "3.5% PTP tax"). For an electing 1987 partnership holding interests in another partnership, gross income includes such electing 1987 partnership's distributive share of any gross income from the other partnership's active conduct of a trade or business. The 3.5% PTP tax cannot be offset by any tax credits and will not be deductible for federal or state income tax purposes. An electing 1987 partnership is a publicly traded partnership that meets certain eligibility requirements specified in Code Section 7704(g), properly elects to be subject to Code Section 7704(g), and consents to the application of the 3.5% PTP tax for its first taxable year beginning after December 31, 1997. The election, once made, applies to the tax year for which it has been made and for all subsequent tax years, until revoked by the partnership. Consent of the IRS is not needed to revoke the election, and, once revoked, the election cannot be reinstated. Notwithstanding its election, an electing 1987 partnership will lose its partnership status as of the first day after December 31, 1997 on which it adds a substantial new line of business (within the meaning of Code Section 7704(g)).

      As discussed above, Holdings believes that it qualified through December 31, 1997, for the temporary exception to corporate tax treatment, and Holdings has taken all necessary action to elect to be covered by the elective exception commencing with its taxable year that began on January 1, 1998. Furthermore, Holdings does not anticipate either revoking the election or adding a substantial new line of business. However, because ongoing qualification for the elective exception will depend in large part upon facts existing in the future, there can be no assurances that Holdings will continue to qualify for the elective exception and could thereafter be subject to tax as a corporation.

      Flow-Through of Partnership Income. Except for the 3.5% PTP tax discussed above, no federal income tax will be paid by Holdings itself. Instead, holders of Holdings Units will be required to report on their federal income tax returns their allocable share of income, gains, losses, deductions and credits of Holdings. Holdings uses the calendar year for its tax year, and, under the Holdings Partnership Agreement, Holdings' income, gains and other tax items are calculated on a monthly basis and allocated for tax purposes to the holders of Holdings Units as of the last day of each month. The characterization of any item of profit or loss (e.g., as capital gain or loss rather than ordinary income or loss) will generally be the same for a holder of Holdings Units as it is for Holdings. Tax allocations are discussed further below. Because a holder of Holdings Units will be required to include Holdings' income or gain in gross income for tax purposes, without regard to whether there are any distributions from Holdings, a holder may become liable for taxes on Holdings' income or gain in excess of the cash distributions received by such holder. In this regard, because the 3.5% PTP tax will not be deductible for purposes of calculating Holdings' net taxable income, the imposition of such tax will reduce Holdings' ability to make distributions equal to its net taxable income (in other words, Holdings' net income used to pay the 3.5% PTP tax will be taxable to Holdings' partners but not available for distribution.)

      Because the activities of Holdings are expected to consist of holding PIMCO Advisors units, and the activities of PIMCO Advisors are expected to consist primarily of holding interests in the Investment Management Firms, the types of income that Holdings may realize is expected to be principally operating income from the operations of the Investment Management Firms, which will be characterized for tax purposes as if such income were realized directly by the holders of Holdings Units.

      Tax Classification of PIMCO Advisors. The Class A LP Units of PIMCO Advisors are no longer publicly traded. As in the case of Holdings, PIMCO Advisors qualified for the temporary exception to tax treatment as a corporation under Code Section 7704(a), and PIMCO Advisors believes that under the temporary exception it continued to enjoy partnership status (and not be taxed as a corporation) through December 31, 1997. However, unlike Holdings, PIMCO Advisors has not elected and is no longer eligible to elect to be covered by the elective exception to corporate tax treatment in 1998 and subsequent years. Instead, effective as of January 1, 1998, partnership interests of PIMCO Advisors have not been listed or traded on any securities exchange and PIMCO Advisors has imposed significant restrictions on the private transfer of such interests. Such cessation of public trading and transfer restrictions were intended to cause PIMCO Advisors to cease, as of December 31, 1997, to be a publicly traded partnership for purposes of Code Section 7704, with the result that it will continue to be classified as a partnership (and not a corporation) for federal tax purposes. If PIMCO Advisors continues to qualify as a partnership for tax purposes, it will not pay federal tax on its income, it will not be subject to the 3.5% PTP tax, and its income, gains and other tax items will be allocated to its partners, including Holdings, in the manner described above under "Flow-Through of Partnership Income." Since PIMCO Advisors is not eligible to elect to be covered by the elective exception, it will lose its classification as a partnership for tax purposes (and thus be taxable as a corporation) if at any time after January 1, 1998, its partnership interests are deemed to be "publicly traded" for purposes of Code Section 7704. Because the tax characterization of PIMCO Advisors partnership interests will depend upon facts existing in the future, there can be no assurance that in the future the IRS will not attempt to treat PIMCO Advisors partnership interests as publicly traded and PIMCO Advisors as a publicly traded partnership taxable as a corporation. Because substantially all of Holdings' income is derived from PIMCO Advisors, if the IRS were to assert successfully that PIMCO Advisors should be classified as a publicly traded partnership taxable as a corporation, PIMCO Advisors would be taxed on its income and its after-tax distributions to Holdings would be taxed as dividends. See "Tax Classification of Holdings Generally." Such corporate tax treatment of PIMCO Advisors would have a material adverse effect on Holdings' income and thus on its distributions to the holders of Holdings Units.

      Calculation of Adjusted Tax Basis and Treatment of Partnership Distributions. In general, a holder's tax basis in his Holdings Units will be equal to the tax basis such holder had in the Advisors Units that were exchanged by such holder for Holdings Units in the exchange offer, increased by the amount of any other contributions made by the holder to Holdings and by the holder's allocable share of any income of Holdings, and decreased by the amount of any distributions received by the holder from Holdings and by the holder's allocable share of any losses of Holdings. Increases in a holder's share of liabilities of Holdings (if any) are treated as contributions to Holdings by such holder and decreases in a holder's share of such liabilities (if any) are treated as distributions of cash by Holdings to such holder.

      As described above, holders of Holdings Units are subject to tax on their allocable share of Holdings' income whether or not distributed. Generally, the receipt of cash distributions from a partnership are not taxable to the recipient partner except to the extent that such distributions exceed the partner's tax basis in his interest in the partnership. Cash distributions (including deemed distributions resulting from a decrease in a partner's share of liabilities of the partnership) in excess of a partner's tax basis in his partnership interest are treated as gain realized from the sale or other taxable disposition of the partnership interest. Distributions of assets in kind to a partner from a partnership generally are not taxable to either the partnership or the recipient partner, although certain exceptions apply.

      Under the Holdings Partnership Agreement, items of partnership income, gain, loss, deduction and credit are determined on an annual basis and allocated ratably to holders who hold Holdings Units as of the last day of each month. Distributions are made to holders who hold Holdings Units on record dates determined by the General Partner. As a result, holders who sell Holdings Units at any time during Holdings' taxable year may be allocated taxable income of Holdings without receiving a distribution in respect of such income. Such an allocation would increase a holder's basis in his or her Holdings Units, however, and thus to such extent would decrease any gain or increase any loss recognized on a sale of such Holdings Units.

TAX ALLOCATIONS

      Overview. As indicated above, each holder of Holdings Units must include in taxable income his or her share of the taxable income of Holdings. Although the applicable tax rules are complex, it is anticipated that the reported income of each holder of Holdings Units will generally consist of two parts:

      - first, a share of the taxable income of Holdings calculated at the Holdings level (using Holdings' basis in its assets and without the benefit of any deductions for goodwill and certain other intangible assets that are eligible for amortization pursuant to Section 197 of the Code ("Section 197 Intangibles")), and

      - second, a deduction taken ratably over 15 years for the amortization of the portion of the original purchase price of the Advisors Units contributed to Holdings in the exchange offer allocable to Section 197 Intangibles, or, for holders who purchase Holdings Units, the portion of the original purchase price for such Holdings Units allocable to Section 197 Intangibles.

      The treatment of Section 197 Intangibles is discussed further under "Certain Additional Tax Considerations for Holders of Holdings Units." Set forth below is a discussion of three of the principal tax rules that are relevant in determining the taxable income allocable to any holder of Holdings Units:

      Code Section 704(b). Under Code Section 704(b), taxable income of Holdings must be allocated among Holdings Units in a manner that reflects the allocation of economic income. Thus, the basic allocation rule generally followed by Holdings is that its taxable income will be allocated pro rata among Holdings Units.

      Code Section 704(c). If a partner acquires an interest in Holdings in exchange for a contribution of property to Holdings, Holdings' initial tax basis in the contributed property may differ from the property's fair market value at the time of the contribution. In that event, the taxable income earned by Holdings from such property would differ from Holdings' "book income" from the property (which would be calculated under tax accounting principles using as the property's initial book value the property's fair market value at the time it was acquired by Holdings). Under Code Section 704(c), the taxable income and deductions of a partnership generally must be allocated to partnership interests that were issued in exchange for property in a way that eliminates the difference between the partnership's book value and tax basis for the property for which such interest was exchanged. Regulations allow a partnership to use any one of a number of reasonable methods for making this adjustment. A similar principle applies when the capital accounts for outstanding partnership interests are adjusted to fair market value. The book/tax differences stemming from the capital account adjustments must be allocated to partnership interests for which the adjustments are made. Special allocations of taxable income and deductions made to a partnership interest under Code Section 704(c) continue to be made even after the partnership interest is transferred to a new owner. The foregoing rules would apply to holders of Advisors Units contributing such Units to Holdings in exchange for Holdings Units in connection with the exchange offer, as well as to other persons contributing property to Holdings in exchange for Holdings Units.

      Code Section 754. Finally, Holdings and PIMCO Advisors each has in effect, and each Investment Management Firm has made, Code Section 754 elections. As a result, each purchaser of a Holdings Unit will be allowed to adjust the basis of Holdings' assets, solely for purposes of computing the taxable income of such purchaser, in an amount equal to the difference between the price paid for the Unit and the share of Holdings' basis in its assets allocable to that Unit. Substantially all of this adjustment is expected to be allocated to Section 197 Intangibles, with the result that purchasers generally can deduct the amount of the adjustment ratably over 15 years. See "Certain Additional Tax Considerations for Holders of Holdings Units" below.

      CERTAIN OF HOLDINGS' ALLOCATION METHODS AND ASSUMPTIONS ARE DESIGNED TO DEAL WITH SOME OF THE PRACTICAL ISSUES THAT ARISE FROM OPERATING IN THE FORM OF A PUBLIC PARTNERSHIP. WHILE THESE METHODS AND ASSUMPTIONS HAVE NOT BEEN SPECIFICALLY APPROVED BY THE IRS, AND MAY NOT BE IN TECHNICAL COMPLIANCE WITH CODE SECTIONS 704(c) AND 754, HOLDINGS BELIEVES THAT THEY ARE CONSISTENT WITH THE PURPOSES OF THOSE PROVISIONS. HOWEVER, THE IRS COULD CHALLENGE THE ALLOCATION METHODS AND ASSUMPTIONS

USED BY HOLDINGS, AND IF SUCH CHALLENGE WERE SUCCESSFUL, THE TAXABLE INCOME OF SOME HOLDERS OF HOLDINGS UNITS MIGHT BE INCREASED WITHOUT ANY CORRESPONDING INCREASE IN CASH DISTRIBUTIONS.

CERTAIN LIMITATIONS ON LOSSES AND DEDUCTIONS

      Holders of Holdings Units are not expected to be allocated losses in excess of income. However, if this occurs, federal tax law provides for certain limitations (such as the "passive activity" and "at risk" rules) on a holder's ability to deduct such losses against income from other sources. The deduction of interest on debt used to purchase or carry Holdings Units may also be limited. Holders of Holdings Units should consult their tax advisors with regard to the possible application of such rules related to limitations on the deductibility of Holdings' losses and investment interest.

DISPOSITION OF HOLDINGS UNITS

      Gain or loss from a sale or other disposition of a Holdings Unit will generally be based on the difference between the amount realized and the holder's adjusted tax basis for such Holdings Unit. The amount realized will include the holder's share of partnership liabilities. Any such gain or loss will generally be taxable as long-term capital gain or loss if the holder has held the Holdings Unit for more than one year. However, a holder of Holdings Units may recognize ordinary income from sale proceeds attributable to unrealized receivables and inventory of Holdings ("Section 751 Assets"). Such ordinary income may exceed net gain realized upon the sale of Units and may be recognized even if there is a net loss on the sale of Units. Because amortization deductions with respect to Section 197 Intangibles will be treated as Section 751 Assets, if such Section 197 Intangibles maintain their value, sellers of Holdings Units who have been allocated amortization deductions attributable to such Section 197 Intangibles will recognize ordinary income on the sale equal to the amount of amortization deductions previously taken. If, however, there is a loss on the sale of Holdings Units and such loss is attributable to the decline in the value of the Section 197 Intangibles, the loss in some circumstances might be deferred until a holder disposes of all of his or her Holdings Units.

      The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest consisting of the combined interests in the partnership. Upon a disposition of a portion of such single interest, the partner would, under the ruling, be required to apportion equitably his or her aggregate tax basis between the interest sold and the interest retained. Under this ruling, a holder of Holdings Units that had acquired Advisors Units at different prices would in effect be precluded from selecting which Holdings Units to sell, and thereby from selectively controlling the recognition of gain or loss.

      Certain Reporting Requirements. In order to comply with Code requirements and avoid imposition of potentially significant penalties, holders of Holdings Units transferring any such Units, other than through a broker subject to the provisions of Code Section 6045, must report such transfer to Holdings. In addition, under Code Sections 1060, 755 and related provisions, transferors and transferees of Holdings Units must report the amount of any basis adjustment allocated to Section 197 Intangibles.

      Any person who holds Holdings Units as a nominee for another person is required to furnish to Holdings: (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) certain information relating to the status of the beneficial owner; (iii) the amount and description of the Holdings Units held, acquired or transferred for the beneficial owner, and (iv) certain other information including the dates of acquisitions and transfers, means of acquisitions and transfers and the acquisition cost of any Holdings Units, as well as the amount of net proceeds from sales of Holdings Units. Brokers and financial institutions are required to furnish certain additional information on Holdings Units they acquire, hold or transfer for their own accounts including the amount of net proceeds from sale.

BACKUP WITHHOLDING

      In general, information reporting requirements will apply to payments to noncorporate holders of the proceeds of a sale of Holdings Units and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number. In addition, distributions made to or on behalf of a noncorporate holder whose Holdings Units are held by a broker may be subject to a backup withholding tax unless the holder complies with certain reporting requirements.

CERTAIN ADDITIONAL TAX CONSIDERATIONS FOR HOLDERS OF HOLDINGS UNITS

      Code Section 197 generally allows an amortization deduction with respect to any Section 197 Intangible acquired by the taxpayer after August 10, 1993 and held in connection with the conduct of a trade or business. The amount of such deduction is determined by amortizing the taxpayer's adjusted tax basis in such intangible ratably over 15 years. Section 197 Intangibles generally include goodwill and going concern value, among other items.

      The portion of the purchase price of an interest in a partnership that is allocable to Section 197 Intangibles will generally equal the excess of the purchase price over a partner's proportionate share of the fair market value of the partnership's assets that are not Section 197 Intangibles, as determined based on the allocation methods employed by the partnership. In the present case, the per-Holdings Unit value of such other assets could be affected by a number of factors, including the issuance of new Holdings Units by Holdings. The amount allocated to Section 197 Intangibles by any holder of Holdings Units could be reduced if the IRS were to challenge the allocation methods used by Holdings. See "--Tax Allocations." Deductions from amortization of Section 197 Intangibles will decrease the holder's tax basis in his Holdings Units, and such deductions will be recaptured as ordinary income upon a taxable disposition of the Holdings Units to the extent that amortization deductions are not matched by a decline in the fair market value of the relevant intangible assets. See "--Disposition of Units."

SPECIAL STATUS TAXPAYERS

      The foregoing is a general discussion of federal tax laws related to the exchange offer and the ownership and disposition of Holdings Units that apply in the case of most United States taxpayers. Under federal tax laws, however, additional or different tax rules may apply to persons or entities having a special status for tax purposes, such as tax-exempt entities, foreign individuals and entities, regulated investment companies and real estate investment trusts. A prospective holder of Holdings Units that is such a special status person or entity should consult his, her or its tax advisor with regard to the tax consequences to such holder of the exchange offer and the ownership and disposition of Holdings Units.

STATE AND LOCAL TAXES

      The above discussion does not address the tax consequences under applicable state and local income tax laws of the exchange offer and the ownership or disposition of Holdings Units. In this regard, holders of Holdings Units should note that California has enacted legislation that will impose a 1% tax on the gross income from active trades and businesses derived from California sources by electing 1987 partnerships, with such 1% tax to remain applicable to an electing 1987 partnership so long as it is subject to the 3.5% PTP tax. It is possible that other states may at some time impose similar taxes on income derived from such states by an electing 1987 partnership such as Holdings. Holders of Advisors Units are urged to consult their tax advisors with regard to the tax consequences under state and local income tax laws of the exchange offer and the ownership and disposition of Holdings Units.

                                     EXPERTS

      The consolidated financial statements of PIMCO Advisors for the three years ended December 31, 1998 and the financial statements of Holdings for the year ended December 31, 1998, the eight months ended December 31, 1997 and for each of the two years in the period ended April 30, 1997 have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                                 LEGAL OPINIONS

      For the purpose of this offering, Kenneth M. Poovey, Holdings' Chief Operating Officer, has given his opinion on the validity of the Holdings Units. Mr. Poovey, individually and with members of his family owns, has options to purchase or has other interests in, Holdings Units.

================================================================================

      PROSPECTIVE INVESTORS MAY ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. NO PERSON HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR OFFER TO BUY IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGS SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ----------------


                                TABLE OF CONTENTS

                                                                PAGE
                                                                ----

                           Prospectus Supplement

Summary......................................................... S-1
The Exchange Offer.............................................. S-3
Annex A - Form of Letter of Transmittal......................... A-1

                                 Prospectus

Available Information/Incorporation by Reference................  1
Forward-Looking Statements......................................  1
The Partnerships................................................  2
The Exchange Offers.............................................  3
Risk Factors....................................................  5
Use of Proceeds.................................................  6
Selected Historical Financial Data..............................  6
Pro Forma Financial Data........................................  6
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.................  6
Comparison of Securities........................................  7
Management...................................................... 16
PIMCO Advisors Market and Distribution  ........................
  Information................................................... 16
Voting Securities and Principal Holders Thereof................. 17
Plan of Distribution............................................ 18
Certain United States Federal Tax Considerations................ 19
Experts......................................................... 25
Legal Opinions.................................................. 25


                                8,429,622 UNITS
                                   OF LIMITED
                             PARTNERSHIP INTEREST IN





                          PIMCO ADVISORS HOLDINGS L.P.








                           ---------------------------

                              PROSPECTUS SUPPLEMENT

                           ---------------------------







                                  MAY 17, 1999



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